Exhibit 2.1

Conformed Copy

SHAREHOLDERS AGREEMENT

dated as of October 4, 2009

between and among

VIMPELCOM LTD.,

ALTIMO HOLDINGS & INVESTMENTS LTD.,

ECO TELECOM LIMITED,

TELENOR EAST INVEST AS,

TELENOR MOBILE COMMUNICATIONS AS,

ALTIMO COOPERATIEF U.A.

and

OTHER VIMPELCOM LTD. SHAREHOLDERS

FROM TIME TO TIME

5.05	Pre-emptive Rights	28
5.06	Debt Acquisitions	29
5.07	Ethical Conduct	29
5.08	Funding; Post-Closing Obligations	30
5.09	Other Arrangements	30
ARTICLE VI EFFECTIVENESS AND TERMINATION		31
6.01	Notices Relating to Certain Transfers of Shares	31
6.02	Termination	31
6.03	Survival	31
ARTICLE VII MISCELLANEOUS		32
7.01	Aggregation of Shares; Joint and Several Liability	32
7.02	Specific Performance	32
7.03	Further Assurances	32
7.04	Certain Events	33
7.05	Stop Transfer	33
7.06	Adjustments for Stock Splits, Etc.	33
7.07	Severability	33
7.08	Integration; Proceedings	33
7.09	Assignment	33
7.10	Waiver; Requirement of Writing	34
7.11	Notices	34
7.12	Expenses	35
7.13	Applicable Law	35
7.14	Dispute Resolution	35
7.15	No Strict Construction	38
7.16	No Third Party Beneficiaries	38
7.17	Counterparts	38

SCHEDULE I – Shares
SCHEDULE II – Procedures for Determination of Fair Market Value

EXHIBIT A – Form of Endorsement
EXHIBIT B – Authority Matrix
EXHIBIT C – Candidate Considerations
EXHIBIT D – Forms of Committee Charters

SHAREHOLDERS AGREEMENT dated as of October 4, 2009 (this “Agreement”) between and among VimpelCom Ltd., a company organized and existing under the laws of Bermuda (the “Company”), Eco Telecom Limited, a company organized and existing under the laws of Gibraltar (“Eco Telecom”), Altimo Holdings & Investments Ltd., a company organized and existing under the laws of the British Virgin Islands (“Altimo”), Altimo Cooperatief U.A., a company organized under the laws of the Netherlands (“Altimo Cooperatief”), Telenor Mobile Communications AS, a company organized and existing under the laws of Norway (“Telenor Mobile”), Telenor East Invest AS, a company organized and existing under the laws of Norway (“Telenor East”), and such other shareholders of the Company as shall be party hereto from time to time (each, a “Party” and collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, Eco Telecom, Altimo, Hardlake, Alpren, Telenor East and Telenor Mobile are restructuring their and their respective Affiliates’ investments in Kyivstar and VimpelCom by contributing such investments to the Company or to HoldCo, a wholly-owned subsidiary of the Company, pursuant to the Share Exchange Agreement dated as of October 4, 2009 between and among the parties named therein (the “Share Exchange Agreement”);

WHEREAS, the Parties’ overall goals in establishing the Company are to generate returns to the Company’s shareholders, pay regular and meaningful dividends to the Company’s shareholders, and expand the Company’s operations in emerging markets; the Parties’ short-term objectives for the Company are pursuing operational improvements and efficiencies in Russia, Ukraine and other CIS countries, developing recently-acquired or greenfield operations in Asia and globally, and achieving greater financial stability and de-leveraging at Kyivstar and VimpelCom; and the Parties’ medium- and long-term goal for the Company is pursuing value creating, geographical expansion into new emerging markets by taking controlling or substantial stakes in local assets with a clear path or view to control;

WHEREAS, the Parties are establishing the Company in Bermuda with headquarters in the Netherlands, which will, in terms of costs, be run with the purpose of managing and operating the Company, including the headquarters itself, and its Subsidiaries in the most cost effective manner;

WHEREAS, the Parties intend that management of the Company, in order to fulfill the goals specified above, will have complete authority over the Group’s business and operations, including, but not limited to, (i) generating value from existing Subsidiaries, (ii) expanding in emerging markets, and (iii) exploiting synergies among the Company’s Subsidiaries, and, in order to avoid undue disruption of the business of the Company’s Subsidiaries, will have the ability to delegate operational authority to such Subsidiaries and that management of the Company’s Subsidiaries will have a direct reporting line to the CEO and the Senior Executives; and further, that through participation in the Board the Parties shall receive direct reports from the management of the Company’s significant Subsidiaries and that the Board shall have the ability to request direct reports from the Company’s significant Subsidiaries as it sees fit;

WHEREAS, the Parties acknowledge that potential conflicts of interest between the Company and any shareholder of the Company who might have an interest in a particular market shall not be a deterrent to the Company’s expansion into the relevant market; provided any such expansion has been properly approved in accordance with this Agreement, the Bye-laws and applicable Law;

WHEREAS, the Parties intend that the foregoing principles shall apply to the Company following the Closing Date and that, upon the Company’s further growth and geographical expansion, such principles may be revised by the Parties; and

WHEREAS, Eco Telecom, Altimo, Altimo Cooperatief, Telenor East and Telenor Mobile believe that it is in the best interests of the Company that provision be made for the continuity and stability of the Company’s business and management through the Parties’ entering into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.01 Definitions

As used herein, the following terms shall have the following meanings:

“Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

“Agreement” has the meaning specified in the Preamble.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person(s) specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including any protector or settlor of a trust) or in which such Person(s) specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract, or otherwise) of such Person; provided, however, that for the purposes of this definition, neither the Company nor any of its Controlled Affiliates shall be deemed Affiliates of any Shareholder.

“Alfa” means, collectively, Altimo, Altimo Cooperatief and Eco Telecom.

“Alfa Bank” means OJSC Alfa-Bank, an open joint stock company organized under the laws of Russia.

“Alfa Director” has the meaning specified in Section 4.06(a).

“Alfa Minority Block” has the meaning specified in Section 3.06(b).

“Alfa Shareholders” means, collectively, Alfa and any Permitted Transferee of Alfa which becomes a party to this Agreement in accordance with Section 3.05 (including, for the avoidance of doubt, any Altimo Minority Shareholder, unless otherwise specifically excluded), and, individually, any of them.

“Alpren” means Alpren Limited, a company organized under the laws of Cyprus.

“Altimo” has the meaning specified in the Preamble.

“Altimo Minority Shareholder” means each of R&B Investments Ltd, Thoro Holding Ltd, Fairacre Ltd, Alja Investments Limited, Dendar Investment Fund Limited, and Grand Financial Group Limited, in each case, for so long as such Person owns shares in Altimo’s share capital.

“Altimo Share Distribution” has the meaning specified in Section 3.06(b).

“Altimo Cooperatief” has the meaning specified in the Preamble.

“Appraiser” has the meaning specified in Schedule II.

“Assets and Properties” means, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, used, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

“Authority Matrix” means the summary of the authority and responsibilities ascribed to each of the Board, the Management Board and the Company’s shareholders, attached hereto as Exhibit B.

“Authority Threshold” has the meaning specified in Exhibit B.

“Board” means the Company’s supervisory board, as such term is specified in the Bye-Laws.

“Business Day” means a day upon which banks are generally open for business in each of Tortola, the British Virgin Islands, Gibraltar, Hamilton, Bermuda, Oslo, Norway, New York, New York, Moscow, Russian Federation, Amsterdam, the Netherlands and London, England.

“Business Plan” has the meaning specified in Exhibit B.

“Bye-Laws” means the Company’s Bye-Laws, initially in the form attached to the Share Exchange Agreement, as amended, supplemented or restated from time to time.

“Candidate Considerations” means that requirements and considerations for candidates for the position of an Unaffiliated Director or the CEO, as applicable, which are specified in Exhibit C.

“CEO” means the Company’s Chief Executive Officer.

“CFO” means the Company’s Chief Financial Officer.

“COO” means the Company’s Chief Operating Officer.

“Change of Control” means, with respect to any Shareholder or any Controlling Person of a Shareholder, (a) the sale or other disposition of all or substantially all of such Shareholder’s or such Controlling Person’s assets, in one or a series of related transactions, to any Person(s) (other than a Controlling Person of such Shareholder or any Controlled Affiliate(s) of such Controlling Person), (b) the sale or other disposition of more than 50% of the securities having ordinary voting power for the election of directors or other governing body of such Shareholder or Controlling Person, in one or a series of related transactions, to any Person(s) (other than a Controlling Person of such Shareholder or any Controlled Affiliate(s) of such Controlling Person), (c) the merger or consolidation of such Shareholder or Controlling Person with or into another Person or the merger of another Person into such Shareholder or Controlling Person with the effect that any Person(s) other than the existing shareholders of such Shareholder or Controlling Person prior to such transaction own or control, directly or indirectly, more than 50% of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such merger, or the Person resulting from such consolidation, or (d) the liquidation or dissolution of such Shareholder or Controlling Person; provided, however, that a Change of Control shall not include (i) a bona fide underwritten public offering of the capital stock of any Shareholder or any Controlling Person of such Shareholder, or (ii) any of (A) the sale of all or substantially all of the assets of Telenor ASA or CTF, (B) the sale of more than 50% of the securities having ordinary voting power for the election of directors or other governing body of Telenor ASA or CTF, (C) the liquidation or dissolution of Telenor ASA or CTF or (D) any merger, consolidation, divestiture or de-merger to which Telenor ASA or CTF is a party.

“Closing” has the meaning specified in the Share Exchange Agreement.

“Closing Date” has the meaning specified in the Share Exchange Agreement.

“Common Shares” means the common shares, par value US$0.001 per share, in the capital of the Company.

“Company” has the meaning specified in the Preamble.

“Contract” means any agreement, letter of intent, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding.

“Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, securities having more than 50% of the voting power for the election of directors or other governing body thereof or more than 50% of the partnership or other ownership interests therein (other than as a limited partner).

“Controlling Person” means, with respect to any Person, any other Person which owns or controls, directly or indirectly, securities of such Person having more than 50% of the voting power for the election of directors or other governing body of such first Person or more than 50% of the partnership or other ownership interests therein (other than as a limited partner of such first Person).

“CPI” has the meaning specified in Section 4.02(c)(ii).

“CTF” means CTF Holdings Limited, a company organized and existing under the Laws of Gibraltar.

“Cut-off Date” means June 30, 2010.

“Debt Obligation” means, with respect to any Person, without double counting, any obligation of such Person (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; (c) for the deferred purchase price of goods or services or created under a conditional sale or retention of title agreement with respect to property acquired by such Person (in each case, other than trade payables or accruals incurred in the ordinary course of business); (d) arising out of any credit facility or similar financial accommodation; (e) arising under any lease that would be capitalized on the balance sheet of such Person in accordance with accounting standards applicable to such Person that is otherwise in substance a financing lease; (f) arising in respect of any acceptance under an acceptance credit or bill discount facility or a reimbursement obligation under a standby or documentary letter of credit or any receivables sold or discounted other than on a non-recourse basis; (g) for trade payables incurred in the ordinary course of business the payment for which is due for more than 90 days; (h) in respect of any liabilities and obligations of third parties (referred to in but not excluded in paragraphs (a) – (g) above) to the extent that they are secured by any Lien upon property owned by such Person, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; (i) without double counting, arising in connection with any liability in respect of a guarantee or indemnity for any of the items referred to but not excluded in paragraphs (a) – (h) above; and (j) arising in connection with any other transaction that, in accordance with accounting standards applicable to such Person, results in such obligation being treated as “indebtedness.”

“Debt Offer Notice” has the meaning specified in Section 5.06(b)(i).

“Debt Offer Party” has the meaning specified in Section 5.06(b).

“Debt Price Notice” has the meaning specified in Section 5.06(b)(ii).

“Debt Transaction” means any transaction by which a Shareholder or any of its Affiliates directly or indirectly acquires any Debt Obligation of any Group Company, or any interest therein.

“Director” means a member of the Board.

“DRs” means depositary receipts each representing one (1) Common Share.

“Eco Telecom” has the meaning specified in the Preamble.

“Endorsement” means an endorsement to this Agreement in the form of Exhibit C.

“Enterprise Value” means the value of the equity (as implied by the acquisition price) of any company(ies), business(es) and/or asset(s) to be acquired plus the aggregate amount of all Debt Obligations and preferred shares, minus cash and cash equivalents.

“Equity-purchasing Party” has the meaning specified in Section 3.02(c).

“Equity-receiving Party” has the meaning specified in Section 3.02(c).

“Exchange” means the New York Stock Exchange or such other stock exchange or securities market on which the Common Shares or DRs are at any time listed or quoted.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as in effect from time to time.

“Exchange Offer” has the meaning specified in the Share Exchange Agreement.

“Existing Party” has the meaning specified in Section 5.03.

“Fair Market Value” is determined in accordance with Schedule II.

“Financial Institution” means a bank, licensed securities firm, investment bank or pension fund.

“First Level” means, respectively, the percentage of issued and outstanding Shares owned immediately after the Closing Date by each of Alfa and Telenor, as such percentage may be adjusted from time to time in accordance with Sections 3.02(e), 3.03(d), 3.04(d) or 3.06(b).

“Free Cash Flow” means net income plus (depreciation and amortization) minus capital expenditures.

“Fundamental Transaction” has the meaning specified in Exhibit B.

“General Meeting” means a general meeting of the shareholders of the Company.

“Government Official” means any person holding office with any Governmental Entity (or any member of such person’s immediate family) or any person employed by, or performing services for, any entity under the administrative control of, or owned by, any Governmental Entity, even if such entity conducts commercial activities.

“Governmental Entity” means, in any applicable jurisdiction or international forum, any (a) federal, state, territorial, oblast, okrug, regional, municipal, local or foreign government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity), and including international organizations having jurisdiction over matters concerning intellectual property or (d) agency, commission, ministry, committee, inspectorate, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Group” means the Company and its Subsidiaries.

“Group Company” means any of the Company or its Subsidiaries.

“Guarantees” means the CTF General Guarantee, the CTF Storm Guarantee and the Telenor Guarantee, each as defined in the Share Exchange Agreement.

“Hardlake” means Hardlake Limited, a company organized under the laws of Cyprus.

“HoldCo” means VimpelCom Holdings B.V., a company organized under the laws of the Netherlands that will be wholly-owned by the Company.

“HoldCo2” has the meaning specified in Section 4.14(b).

“Indebtedness” means, with respect to any Person, without duplication, all obligations of such Person, whether incurred as principal or surety and whether present, future, actual or contingent, for the payment or repayment of money, net of unrestricted cash, cash equivalents and loans receivable in relation to capital leases, including: (a) all indebtedness for borrowed money or for the deferred purchase price of property or services; (b) all vendor financing obligations; (c) any amounts payable by such Person under capital leases or similar arrangements over their respective periods; (d) any credit to such Person from a supplier of goods or under any installment purchase or other similar arrangement; (e) any liabilities and obligations of third parties to the extent that they are guaranteed by such Person or such Person has otherwise assumed or become liable for the payment of such liabilities or obligations or to the extent that they are secured by any Lien upon property owned by such Person whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; (f) any accrued dividends in respect of any capital stock or other ownership, membership or equity interests, whether declared or not; and (g) all accrued and unpaid obligations in respect of employee salaries and benefits, other than those arising in the ordinary course of business.

“Independent” means a Director who is “independent” within the meaning of Section 303A.02 of the Exchange’s Listed Company Manual or any comparable or succeeding section thereof.

“Independent Shareholder” means any shareholder of the Company other than (a) Alfa, (b) Telenor, or (c) any of their respective Permitted Transferees, Affiliates or any Altimo Minority Shareholder.

“Initial Budget Period” has the meaning specified in Section 4.02(c)(i).

“Initial Offer Period” has the meaning specified in Section 3.03(b).

“Initial Period” has the meaning as specified in Schedule II.

“Investing Party” has the meaning specified in Section 5.03.

“Issuance Notice” has the meaning specified in Section 5.05(b).

“Interim Board” has the meaning specified in Section 4.18(a).

“Interim HoldCo Board” has the meaning specified in Section 4.18(b).

“Kyivstar” means Closed Joint Stock Company “Kyivstar G.S.M.,” a closed joint stock company organized under the laws of Ukraine.

“Kyivstar Charter” means the Charter (ustav) of Kyivstar, as amended from time to time.

“Law” means any law, statute, constitution, treaty, rule, regulation, policy, guideline, directive, ordinance, code, judgment, ruling, order, writ, decree, normative act, instruction, information letter, injunction or determination of any Governmental Entity or any other pronouncement having the effect of law or regulation of any other country or any state, county, city or other political subdivision.

“LCIA” has the meaning specified in Section 7.14(a)(iii)(B).

“License” means any license, permit, certificate of authority, authorization, approval, registration, franchise and similar consent granted or issued by any Governmental Entity.

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“M&A Consent Threshold” has the meaning specified in Section 4.07(e).

“M&A Transaction” means the purchase or acquisition, or the entry into an agreement to purchase or acquire, by the Company or any of its Subsidiaries of an interest in one or more companies, assets, businesses or similar transaction in an aggregate amount that exceeds the financial threshold for the Management Board’s authority set out in the Authority Matrix, including a transaction in which (a) the Company issues new equity interests (or derivative securities representing an interest therein) representing less than 10% of the issued and outstanding Shares and/or (b) any of the Company’s Subsidiaries issue or transfer any equity interests (or derivative securities representing an interest therein) in such Subsidiary, in each case in any one transaction or series of related transactions.

“Management Board” has the meaning specified in Section 4.03(a).

“Market Price” has the meaning specified in Schedule II.

“Maximum Percentage” means 50% of the issued and outstanding Shares.

“Minimum Percentage” means 25% of the issued and outstanding Shares.

“Minority Share Repurchase” has the meaning specified in Section 3.06(c).

“Minority Share Sale” has the meaning specified in Section 3.06(b).

“New Issuance” has the meaning specified in Section 5.05.

“Nominating Committee” has the meaning specified in Section 4.08(a)(i).

“Non-Cash Consideration” means either listed or unlisted securities.

“Offer” has the meaning specified in Section 3.04(a).

“Offered Shares” has the meaning specified in Section 3.03(a).

“Offer Notice” has the meaning specified in Section 3.03(a).

“Offeror” has the meaning specified in Section 3.04(a).

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity.

“Parties” and “Party” have the meanings specified in the Preamble and shall include any and all Persons (a) agreeing to be bound as a “Party” hereunder by signing this Agreement or an Endorsement, and (b) which execute and deliver an Endorsement pursuant to the terms of this Agreement.

“Permitted Transferee” means, with respect to any Shareholder, (a) any Affiliate of such Shareholder in which such Shareholder owns or controls, directly or indirectly, on a consolidated basis, more than 66% of the securities having voting power for the election of directors or other governing body thereof or more than 66% of the partnership or other ownership interests therein (other than as a limited partner), (b) any other Person which owns or controls, directly or indirectly, more than 66% of the securities, on a consolidated basis, of such Shareholder having voting power for the election of directors or other governing body of such first Person or more than 66% of the partnership or other ownership interests therein (other than as a limited partner of such first Person), and (c) with respect to the Alfa Shareholders and subject to Section 3.06(b), an Altimo Minority Shareholder.

“Person” means any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Entity, whether incorporated or unincorporated.

“Potentially Competitive Transaction” has the meaning specified in Section 5.03.

“Preferred DRs” means depositary receipts each representing one (1) Preferred Share.

“Preferred Shares” means the convertible preferred shares, par value US$0.001, in the capital of the Company.

“Proceedings” has the meaning specified in the Share Exchange Agreement.

“Registrar” means the Company’s duly appointed New York branch shareholder registrar of the Company, or any successor thereto.

“Registration Rights Agreement” means the Registration Rights Agreement dated the date hereof between and among the Company, Alfa and Telenor.

“Related M&A Transaction” means any M&A Transaction in which a Shareholder (or any of its Affiliates, shareholders, principals, officers or directors) has any direct or indirect equity interest (other than equity interests with a fair market value less than US$25 million and that represent less than 5% of the issued and outstanding equity interests of the counterparty or its Affiliates) in any counterparty, a Controlling Person of the counterparty or a Controlled Affiliate of the counterparty in such M&A Transaction.

“Related Party Agreement” means any loan, extension of credit, service, consultancy or similar agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and Alfa, or any of its Affiliates, or Telenor, or any of its Affiliates, on the other hand; provided that a Related M&A Transaction shall not constitute a Related Party Agreement.

“Relevant Obligation” has the meaning specified in Section 5.06(b)(i).

“Rights Party” has the meaning specified in Section 3.03(a).

“ROFO Completion Period” has the meaning specified in Section 3.03(c).

“ROFO Offer” has the meaning specified in Section 3.03(c).

“ROFO Response Notice” has the meaning specified in Section 3.03(b).

“ROFO Right” has the meaning specified in Section 3.03(b).

“Rules” has the meaning specified in Section 7.14(a).

“Search Consultant” means an internationally recognized reputable executive search firm with offices globally; provided that the Search Consultant is not then engaged by Alfa, Telenor ASA or any of their respective Affiliates and is not otherwise conflicted. The partner of the Search Consultant who is running the relevant search shall have his or her seat in Western Europe or the United States and shall engage, to the extent necessary, the Search Consultant’s branch offices, or a local search consultant, in Russia and the CIS to fulfill the assignment.

“SEC” means the Securities and Exchange Commission of the United States of America, or any successor thereto.

“Second Budget Period” has the meaning specified in Section 4.02(c)(ii).

“Second Level” means the ownership of 45% of the issued and outstanding Shares.

“Selling Party” has the meaning specified in Section 3.03(a).

“Senior Executives” means the CFO, the general directors of Kyivstar, VimpelCom and any other significant Subsidiary of the Company, the Company’s general counsel, the COO, the Company’s chief marketing officer, the Company’s head of investor relations (or equivalent positions) the Chief Technology Officer (other than the CEO) and the head of international M&A, appointed to the Management Board from time to time.

“Settlement Agreement” means the Settlement Agreement dated as of the date hereof between and among the parties named therein.

“Settlement Escrow Agreement” means the Settlement Escrow Agreement dated as of the date hereof between and among Orrick, Herrington & Sutcliffe LLP, as escrow agent, and the parties to the Settlement Agreement.

“Share Exchange Agreement” has the meaning specified in the Recitals.

“Shareholder” means any holder of Shares who is or becomes a party to this Agreement.

“Shares” means the Common Shares, the DRs, the Preferred Shares and the Preferred DRs.

“Special Election General Meeting” has the meaning specified in Section 4.07(g)(iv).

“Squeezeout” has the meaning specified in the Share Exchange Agreement.

“Standstill Period” has the meaning specified in Section 3.02(a).

“Strategic Buyer” means (a) any Person which has annual revenues exceeding US$1.0 billion derived from being a licensed or registered provider of fixed line, broadband and/or mobile telecommunication services in the United States, the former Soviet Union, Europe, Asia, the Middle East, Africa, Latin America and/or globally, (b) any Controlling Affiliate or Controlled Affiliate of any such Person, or (c) any other Person who beneficially owns at least 25% of the outstanding equity or voting interests in such Person.

“Subsidiary” means, with respect to any Person, any other Person in which such Person owns or controls, directly or indirectly, more than 50% of the securities having voting power for the election of directors or other governing body thereof or more than 50% of the partnership or other ownership interests therein (other than as a limited partner).

“Tag Acceptance Price” has the meaning specified in Section 3.04(a),

“Tag Completion Period” has the meaning specified in Section 3.04(f).

“Tag Notice” has the meaning specified in Section 3.04(a).

“Tag Offer Notice” has the meaning specified in Section 3.04(d).

“Tag Period” has the meaning specified in Section 3.04(d).

“Tag Right” has the meaning specified in Section 3.04(a).

“Tag Trigger” has the meaning specified in Section 3.03(e).

“Target” has the meaning specified in Section 4.07(c)(ii)(A).

“Telenor” means, collectively, Telenor East and Telenor Mobile.

“Telenor ASA” means Telenor ASA, a company organized and existing under the laws of Norway.

“Telenor East” has the meaning specified in the Preamble.

“Telenor Director” has the meaning specified in Section 4.06(a).

“Telenor Mobile” has the meaning specified in the Preamble.

“Telenor Shareholders” means, collectively, Telenor and any Permitted Transferees of Telenor who become a party to this Agreement in accordance with Section 3.05, and, individually, any of them.

“Terminating Party” has the meaning specified in Section 3.02(f).

“Transaction Agreements” means, collectively, this Agreement, the Share Exchange Agreement, the Registration Rights Agreement, the Settlement Agreement, the Settlement Escrow Agreement and the Guarantees.

“Transfer” means, with respect to a Shareholder, any direct or indirect sale, exchange, transfer (including any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security in respect of an interests in any Share), assignment, distribution or other disposition, or issuance or creation of any option or any voting proxy, voting trust or other voting agreement in respect of such Shareholder or instrument (including any of the Shares), whether in a single transaction or a series of related transactions, including (a) the enforcement or foreclosure of any Lien or (b) any Change of Control of such Shareholder, or any Controlling Person of such Shareholder, to accomplish such direct or indirect sale, exchange, or transfer; provided that the following actions shall not constitute Transfers: (i) the creation (but not enforcement) of any Lien that gives rights to any Financial Institution (without a transfer of title) in accordance with Section 3.07(a) or (ii) the entry into a repo transaction with any Financial Institution as a counterparty in accordance with Section 3.07(b); and provided further that nationalization, expropriation, confiscation, bankruptcy (other than any bankruptcy initiated by the petition of any Shareholder or any Affiliate of such Shareholder), arrest or any similar Action initiated by any Governmental Entity in respect of any Shareholder or instrument shall not constitute a Transfer.

“Unaffiliated” means an individual who is not an Affiliate of any Party and who (a) is not and, within three (3) years of any reference date, has not been an employee, officer, director, consultant, agent or greater-than-10% shareholder of any Party or any Subsidiary or Affiliate of any Party, (b) is not a relative or family member of any employee, officer, director, consultant, agent or greater-than-10% shareholder of any Party or any Subsidiary or Affiliate of any Party, and (c) is otherwise independent of each Party under the Exchange’s definition of “independence.”

“Unaffiliated Director” has the meaning specified in Section 4.06(a).

“Unlisted Securities” has the meaning specified in Section 3.04(a).

“Unrelated M&A Transaction” means any M&A Transaction that is not a Related M&A Transaction.

“VimpelCom” means Open Joint Stock Company “Vimpel-Communications,” a joint stock company organized under the laws of the Russian Federation.

“VimpelCom Charter” means the Charter (ustav) of VimpelCom, as amended from time to time.

1.02 Interpretation

Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

(a) when a reference is made in this Agreement to the Preamble, the Recitals, an Article, Section, Exhibit or Schedule, such reference is to the Preamble, the Recitals, an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(h) references to a Person are also to its permitted successors and assigns;

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(j) “contract” includes any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, franchise concession, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, in each case, only to the extent legally binding;

(k) “ordinary course of business” (or similar terms) shall be deemed to be followed by “consistent with past practice”;

(l) “assets” shall include “rights,” including rights under contracts;

(m) “reasonable efforts,” “best efforts” or similar terms shall not require the waiver of any rights under this Agreement; and

(n) “outstanding” means in relation to any Shares, issued and not held as treasury shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Party on the date hereof hereby represents and warrants as of the date hereof that:

2.01 Organization of the Parties

Such Party is duly organized and validly existing under the Laws of its jurisdiction of organization, with corporate power and authority to carry on its business as it is currently being conducted and to own, lease and operate its Assets and Properties.

2.02 Authority

(a) Such Party has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Party has been duly and validly authorized and no other corporate action on the part of such Party, its board of directors or its shareholders is necessary therefor.

(b) This Agreement has been duly and validly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally or by general equitable principles (whether applied by a court of law or equity).

2.03 Shareholding

Each Shareholder hereby represents and warrants that, immediately upon completion of the transactions required to be completed on the Closing Date under the Share Exchange Agreement, such Shareholder (or one or more Controlled Affiliates of CTF designated by Altimo, or one or more Controlled Affiliates of Telenor ASA designated by Telenor Mobile, as applicable) will be the registered holder and beneficial owner of the Shares described opposite its name on Schedule I.

ARTICLE III

TRANSFERS

3.01 Transfers to Persons Other than Permitted Transferees

Except as otherwise permitted in this ARTICLE III, no Shareholder may Transfer any of its Shares to any Person.

3.02 Standstill

(a) Effective from the Closing Date until the earlier of (x) the fifth (5th) anniversary of the Closing Date and (y) the termination of this Agreement pursuant to Section 6.02 (the “Standstill Period”), no Shareholder or Permitted Transferee shall:

(i) other than pursuant to a Related M&A Transaction or a Transfer pursuant to Section 3.03, acquire, directly or indirectly, any Shares or derivative securities representing an interest in Shares, except as otherwise permitted in accordance with this Agreement; provided that, following any Transfer of Shares by any Alfa Shareholder or Telenor Shareholder after the date of this Agreement such that the Alfa Shareholders own Shares in an amount less than Alfa’s First Level or the Telenor Shareholders own Shares in an amount less than Telenor’s First Level respectively, then, on not more than one occasion (other than Minority Share Repurchases pursuant to Section 3.06) during the Standstill Period, (A) the Alfa Shareholders (acting collectively) may purchase or otherwise acquire (in one or more transactions) such number of Shares (including derivative securities representing an interest in Shares) that would result in the Alfa Shareholders owning Shares in a percentage amount equal to or less than Alfa’s First Level, and (B) the Telenor Shareholders (acting collectively) may purchase or otherwise acquire (in one or more transactions) such number of Shares (including derivative securities representing an interest in Shares) that would result in the Telenor Shareholders owning Shares in a percentage amount equal to or less than Telenor’s First Level; and

(ii) exceed the Second Level under any circumstances, including in connection with any Related M&A Transaction.

(b) The Shareholders may decrease their respective ownership (in one or more transactions) of the Shares, subject to the transfer restrictions established in this ARTICLE III.

(c) If the Company approves an issuance of Common Shares (or an interest in Common Shares) to a Shareholder or any of its Affiliates (such party, together with its Affiliates who are also

Shareholders, an “Equity-receiving Party”) as consideration for, or otherwise in connection with, a Related M&A Transaction, the other Unaffiliated Shareholder(s) (each such party, together with its Affiliates who are also Shareholders, the “Equity-purchasing Party”) shall have the right (but not an obligation), exercisable by notifying the Equity-receiving Party of the exercise of such right within 10 (ten) Business Days prior to the approval by the Company of the issuance of Common Shares, to purchase from the Equity-receiving Party such number of Common Shares as will bring the ratio of Shares owned by the Equity-receiving Party to Shares owned by the Equity-purchasing Party to the same ratio that existed immediately prior to the completion of the Related M&A Transaction. The purchase price per Share at which the Equity-purchasing Party may purchase Common Shares shall be equal to or the equivalent of the price per Common Share at which the Common Shares are issued to the Equity-receiving Party in the Related M&A Transaction. If the Equity-purchasing Party elects to exercise its rights to purchase Common Shares in accordance with this Section 3.02(c), the purchase of such Common Shares and payment therefor shall be completed simultaneously with the completion of the Related M&A Transaction.

(d) Any Common Shares issued to the Equity-receiving Party or Equity-purchasing Party in connection with a Related M&A Transaction will be structured in such way that it will not bring the percentage ownership of Shares of the Equity-receiving Party or the Equity-purchasing Party over the Second Level, and the Parties shall cause any consideration received by the Equity-receiving Party or Equity-purchasing Party to be paid partly in-kind and partly in cash to the extent necessary to keep the Equity-receiving Party or Equity-purchasing Party’s percentage ownership interest, as applicable, below or equal to the Second Level.

(e) Upon completion of each Related M&A Transaction, the respective First Levels of the Alfa Shareholders and the Telenor Shareholders shall be adjusted to the percentage ownership of issued and outstanding Shares resulting from such Related M&A Transaction.

(f) If at any time the Alfa Shareholders beneficially own in the aggregate less than the Minimum Percentage or the Telenor Shareholders beneficially own in the aggregate less than the Minimum Percentage (as applicable, the “Terminating Party”), then (i) the Terminating Party shall not, until the first anniversary of the date on which such Terminating Party has ceased to beneficially own at least the Minimum Percentage, take any action to acquire, directly or indirectly, any Shares, except as otherwise permitted by this Agreement or in connection with any offering or distribution of Shares directed to all of the Company’s shareholders, and (ii) the restrictions contained in Section 3.02(a) shall no longer apply to any Party other than the Terminating Party.

3.03 Right of First Offer

(a) If any Shareholder(s) (as applicable, the “Selling Party”) wishes to Transfer any or all of its Shares, the Selling Party shall notify the other Shareholder(s) (each such party, the “Rights Party”) of the Selling Party’s wish to Transfer any or all of its Shares (such notice, an “Offer Notice”). The Offer Notice shall set out the number and class of Shares that it wishes to Transfer (the “Offered Shares”).

(b) Upon receipt of an Offer Notice, the Rights Party has the right to offer to purchase, for cash, all (but not less than all) of the Offered Shares (the “ROFO Right”), such election to be made by the Rights Party by written notice delivered to the Selling Party (a “ROFO Response Notice”) within ten (10) Business Days of receipt of the Offer Notice (the “Initial Offer Period”). During the Initial Offer Period, the Rights Party also may notify the Selling Party of its wish to exercise its Tag Right in accordance with Section 3.04, or its wish to pursue a joint sales process, as the Shareholders may otherwise agree. The Rights Party’s failure to provide a ROFO Response Notice within the Initial Offer Period shall be deemed an election not to offer to purchase any of the Offered Shares.

(c) If the Rights Party delivers a ROFO Response Notice within the Initial Offer Period, the Rights Party shall have thirty (30) days from the delivery date of the ROFO Response Notice to provide the Selling Party with a bona fide offer for all Offered Shares that includes a maximum price and any terms or conditions to the offer (the “ROFO Offer”), which shall include the proposed time, date and place for completing the Offered Share purchase, such date to be not later than one hundred twenty (120) days from the delivery date of the ROFO Offer (the “ROFO Completion Period”), as such period may be extended pursuant to Section 3.03(g).

(d) The Selling Party shall have ten (10) days from receipt of the ROFO Offer to determine whether to accept or reject it. If the Selling Party accepts the ROFO Offer, the completion of the sale and purchase of the Offered Shares shall take place as stated in the ROFO Offer. At such completion, the Selling Party shall deliver to the Rights Party, against payment of the purchase price, (i) the Offered Shares, free and clear of all Liens, other than any Liens arising under this Agreement, the Bye-Laws or the Registration Rights Agreement, and (ii) such documents as are required to transfer title to the Offered Shares. Upon completion of the Transfer of Offered Shares in accordance with this Section 3.03(d), each of Alfa and Telenor’s First Levels shall be adjusted to the percentage ownership of issued and outstanding Shares resulting from such Transfer of Offered Shares.

(e) If a ROFO Offer was delivered pursuant to Section 3.03(c) and the Selling Party rejects the ROFO Offer (a “Tag Trigger”), then subject to the Selling Party’s compliance with the Tag Right in Section 3.04, the Selling Party may Transfer all, but not less than all, of the Offered Shares to any third-party purchaser at a price that is at least 2% higher than the maximum price stated in the ROFO Offer. If (i) the Rights Party elects not to exercise its ROFO Right, (ii) the Rights Party fails to respond to the Offer Notice within the Initial Offer Period or (iii) the Rights Party fails to timely deliver a ROFO Offer (also, each a “Tag Trigger”), the Selling Party may Transfer all, but not less than all, of the Offered Shares to any third-party purchaser. Any Transfer under this Section 3.03(e) shall be made in accordance with and subject to Section 3.05 and must be completed by the later of (i) one hundred twenty (120) days from the termination of the Initial Offer Period or (ii) the end of the ROFO Completion Period, as such period may be extended pursuant to Section 3.03(g).

(f) The ROFO Right and the Tag Right shall not apply to any Transfer in respect of (i) any non-directed sale effected through a secondary offering or other transaction on the Exchange or another stock exchange or (ii) block trades of Shares to any Person who is not a Strategic Buyer within a consecutive twelve (12)-month period in an aggregate amount equal to or less than 12% of all issued and outstanding Shares; provided that, with respect to the Alfa Shareholders, the aggregate amount of Shares that may be Transferred by the Alfa Shareholders in block trades during the same twelve (12)-month period shall be reduced by the aggregate number of all Shares Transferred within such twelve (12)-month period by all Altimo Minority Shareholders to Unaffiliated Persons in accordance with Section 3.06(b).

(g) The completion of any Transfers pursuant to this Section 3.03 shall automatically be extended by an additional sixty (60) days if any required regulatory approvals have not been received within the one hundred twenty (120) day period, subject to the best efforts of all parties to such a transaction to obtain the required approvals and complete the transaction within the one hundred twenty (120) day period. If the time period expires without completion of the proposed Transfer, the Selling Party shall not be obligated to complete the proposed Transfer to the Rights Party.

3.04 Tag Along Rights

(a) If the Selling Party receives a bona fide offer to Transfer Shares (whether or not such offer is solicited) that the Selling Party wishes to accept (an “Offer”), the Selling Party shall include in the Offer Notice delivered pursuant to Section 3.03(a), or in an updated Offer Notice subsequently delivered to the Rights Party, information concerning (i) the identity of the Person (including all of its Controlling Persons) from whom the Selling Party received the Offer (the “Offeror”) and (ii) the purchase price per Share in cash of the Offer (or, if the Offer consists in whole or in part of Non-Cash Consideration, a description of such Non-Cash Consideration together with the determination of the Fair Market Value of such Non-Cash Consideration on the date of the Offer Notice and any valuation by the Offeror of such Non-Cash Consideration) and (iii) the terms and conditions of the proposed Transfer (including the proposed time, date and place for it and the total number of Shares that the Offeror is willing to purchase). If the purchase price specified in the Offer includes unlisted securities (the “Unlisted Securities”), the Offer Notice, or the updated Offer Notice, shall include as proposed consideration cash or freely tradable securities listed on an internationally recognized stock exchange, or a combination of the two (such cash and/or freely tradable securities to have an aggregate Fair Market Value equal to or exceeding the Fair Market Value of the Unlisted Securities on the date of the Offer Notice), together with the determination of the Fair Market Values of the Unlisted Securities and (if relevant) any freely tradable securities, on the date of the Offer Notice. At any time after the Rights Party receives an Offer Notice until the date that is five (5) days after the last Tag Trigger to occur, the Rights Party may deliver a notice (a “Tag Notice”) to the Selling Party stating the Rights Party’s intention to Transfer all or part of their Shares to the Offeror in accordance with this Section 3.04 pro-rata with the Selling Party (the “Tag Right”), in an amount not greater than the total number of Shares owned by the Rights Party multiplied by a fraction, the numerator of which is the total number of Shares proposed to be transferred by the Selling Party and the denominator of which is the total number of Shares owned by the Selling Party. The Tag Notice shall state the total number of Shares the Rights Party wishes to be included in the proposed Transfer, the price per Share that the Rights Party will accept for such Shares, which shall be the higher of (i) the cash price per Share included in the Offer Notice (including, if relevant, the Fair Market Value of any Non-Cash Consideration) and (ii) the Fair Market Value per Share of the Rights Party’s Shares subject to the Tag Notice on the date of the Tag Notice (the “Tag Acceptance Price”), and if unlisted securities were proposed as consideration, the form of Non-Cash Consideration that the Rights Party elects to receive.

(b) If, after compliance with the provisions of Section 3.03, the Rights Party has delivered a Tag Notice and the Selling Party wishes to accept an Offer from an Offeror, the Selling Party shall require, as an irrevocable condition of its acceptance of the Offer, that the Offeror promptly shall offer to purchase such number of the Rights Party’s Shares as are indicated in the Tag Notice, free and clear of any Liens other than Liens arising under this Agreement, the Bye-Laws or the Registration Rights Agreement, on the same terms and conditions as are set out in the Offer Notice, other than the price, which shall instead be the Tag Acceptance Price.

(c) The Selling Party will use all reasonable efforts to cause the Offeror to agree to acquire, and complete the acquisition of, all the Shares identified in the Tag Notice, on substantially the same terms and subject to the same conditions as described in the Offer Notice, other than the price, which shall instead be the Tag Acceptance Price. If the Offeror is unwilling or unable to acquire all Shares that the Selling Party and the Rights Party wish to Transfer upon the terms and subject to the conditions presented, the Selling Party must elect either to cancel the proposed Transfer entirely or allocate the maximum number of Shares that the Offeror is willing to purchase pro-rata between the Selling Party and the Rights Party, with the Rights Party entitled to Transfer up to an amount equal to the total number of Shares owned by the Rights Party multiplied by a fraction, the numerator of which is the aggregate number of Shares that the Offeror is willing to purchase from both the Selling Party and the Rights Party and the denominator of which is the aggregate number of Shares owned by the Selling Party and the Rights Party.

(d) The Selling Party shall cause the Offeror to issue a notice to the Rights Party setting out the total number of Shares that the Offeror is willing to purchase and the terms and conditions of the proposed Transfer (the “Tag Offer Notice”). The Rights Party must elect whether to accept the offer set out in the Tag Offer Notice by the Offeror within ten (10) days of the date of such offer (the “Tag Period”) by executing and delivering a written notice to the Selling Party and the Offeror. If the Rights Party accepts such offer, the proposed Transfer should be completed with respect to all Shares, as provided in Section 3.04(f). Upon completion of such Transfer, each of Alfa and Telenor’s First Levels shall be adjusted to the percentage ownership of issued and outstanding Shares resulting from such Transfer.

(e) If the Rights Party does not deliver a Tag Notice or delivers a Tag Notice but does not accept or timely respond to the offer set out in the Tag Offer Notice within the Tag Period, the Selling Party may Transfer to the Offeror identified in the Offer Notice all (but not less than all) of the Offered Shares for a purchase price payable in cash (or, if the Offer Notice states that the purchase price consists in whole or in part of Non-Cash Consideration, such Non-Cash Consideration stated therein) equal to or greater than the purchase price specified in the Offer Notice and otherwise on the same terms and conditions specified in the Offer Notice.

(f) Any Transfer made pursuant to this Section 3.04 shall be made in accordance with and subject to Section 3.05 and must be completed within one hundred twenty (120) days from the termination of the Tag Period (the “Tag Completion Period”); provided that the Tag Completion Period shall automatically be extended by an additional sixty (60) days if any required regulatory approvals have not been received within the Tag Completion Period, subject to the best efforts of all parties to such a transaction to obtain the required approvals and complete the transaction within the Tag Completion Period. If the time period expires without completion of the proposed Transfer, no Party shall be obligated to complete the proposed Transfer, and any further extension(s) of the time period to complete the Transfer shall require the Rights Party’s written consent.

3.05 Effect of Transfers

(a) If a Shareholder Transfers Shares to a Permitted Transferee of such Shareholder, such Permitted Transferee shall receive and hold any and all Shares so transferred subject to the terms and conditions of this Agreement and the Registration Rights Agreement and all of the rights and obligations, if any, of the transferor hereunder and thereunder, except as otherwise provided in Section 3.06(b). Each Permitted Transferee shall forthwith execute and deliver to the other Parties an Endorsement. Each Shareholder hereby undertakes to cause each of its Permitted Transferees to which Shares are so transferred to execute and deliver an Endorsement to each other Party.

(b) Each Shareholder hereby agrees that it shall not Transfer any Shares to a Person, if such Transfer would result, to such Shareholder’s actual knowledge based on public filings made with the SEC, in such Person owning directly or indirectly (including any Shares owned by its Affiliates or a group of transferees which are Controlled Affiliates of the same Controlling Person) the Minimum Percentage (or any greater number) unless that Person first executes and delivers an Endorsement to each of the Parties in accordance with Section 3.05(a). For the avoidance of doubt, a Party shall not be in breach of this Section 3.05(b) if the Transfer does not result in the transferee owning more than the Minimum Percentage, but subsequently the transferee acquires Shares in the market from a third party resulting in the transferee owning more than the Minimum Percentage; provided that the transferring Party had no knowledge of such transferee’s intent to acquire additional Shares in the market.

(c) Subject to Section 3.06(b) and Section 6.01, if any Alfa Shareholder which has acquired Shares pursuant to Section 3.05(a) (other than Altimo and Eco Telecom) effects a Transfer of all of its Shares in accordance with the terms of this Agreement, such Alfa Shareholder shall, after giving effect to such Transfer, cease to be a party to, or be bound by the terms of, this Agreement from and after the date of such Transfer. Subject to Section 6.01, if any Telenor Shareholder which has acquired Shares pursuant to Section 3.05(a) (other than Telenor Mobile or Telenor East) effects a Transfer of all of its Shares in accordance with the terms of this Agreement, such Telenor Shareholder shall, after giving effect to such Transfer, cease to be a party to, or be bound by the terms of, this Agreement from and after the date of such Transfer.

(d) Except as otherwise provided in Section 3.06, in the event of any Transfer of Shares to a single transferee or group of transferees who do not, individually or together with its (or their) Affiliates, Controlling Person or Controlled Affiliates of such Controlling Person, own or control, directly or indirectly, a number of Shares equal to or greater than the Minimum Percentage, such Shareholder(s) shall not be entitled to any rights, or be subject to any obligations, under this Agreement.

3.06 Permitted Transferees

(a) Subject to the prior written notification to the other Parties, which notification shall include disclosure of the ultimate beneficial ownership of the proposed Permitted Transferee, determined in accordance with Rule 13d-3 under the Exchange Act, any Shareholder may Transfer any or all of its Shares to any Permitted Transferee; provided such Transfer complies with the requirements of Section 3.05(a). Neither the ROFO Right nor the Tag Right shall apply to any such Transfer to a Permitted Transferee.

(b) The Alfa Shareholders may Transfer up to 28.751% of the aggregate number of Shares owned by the Alfa Shareholders on the Closing Date (the “Alfa Minority Block”) to the Altimo Minority Shareholders upon delivery to the other Shareholders of the notification described in Section 3.06(a) at least thirty (30) days prior to any such Transfer (an “Altimo Share Distribution”). Each Altimo Minority Shareholder who becomes a Shareholder shall be allowed to Transfer any portion of its Shares to an Unaffiliated Person (a “Minority Share Sale”) without application of the ROFO Right, the Tag Right or any requirement that the transferee execute and deliver any Endorsement to the other Parties unless Section 3.05(b) applies in respect of such Transfer, in which case such transferring Altimo Minority Shareholder and such transferee must comply with Section 3.05(b); provided that such transferring Altimo Minority Shareholder must provide prompt written notification to Telenor Mobile and the Company of any such Minority Share Sale. If any Altimo Minority Shareholder Transfers all its Shares in a Minority Share Sale, such Altimo Minority Shareholder shall cease to be a party to, or be bound by the terms of, this Agreement from and after the date of such Transfer. Except as otherwise provided in Section 3.06(c), all Minority Share Sales by Altimo Minority Shareholders shall reduce the Alfa Shareholders’ percentage ownership in the Shares below Alfa’s First Level. Any Altimo Minority Shareholder shall not be counted as an Independent Shareholder for any purpose under this Agreement or the Bye-Laws.

(c) Within ninety (90) days of each Minority Share Sale by any Altimo Minority Shareholder pursuant to Section 3.06(b), Alfa and any of its Controlling Affiliates and or any Controlled Affiliate may purchase or otherwise acquire (in one or several transactions) such number of Shares (including derivative securities representing an interest in Shares) up to the number of Shares so Transferred in the Minority Share Sale (a “Minority Share Repurchase”). For the avoidance of doubt, the right to Minority Share Repurchases shall be in addition to, and shall not in any way limit, the right of the Alfa Shareholders to acquire Shares pursuant to Section 3.02.

3.07 Pledges of Shares and Interests in Shares

(a) Each Shareholder and its Permitted Transferees may encumber and allow Liens on their Shares without the consent of the other Parties only if any Person having rights in respect of such Lien is a Financial Institution; provided that such Shareholder delivers written notice of such Lien to the other Parties within two (2) Business Days after entering into a contract in respect of such Lien.

(b) Each Shareholder and its Permitted Transferees may enter into repo transactions with respect to interests in the Shares that such Shareholder and its Affiliates own upon prior written notification to, but without the consent of, the other Parties only if the counterparties to such repo transactions are Financial Institutions; provided that in any such transaction, neither title nor voting rights to any of the Shares are Transferred, loaned or otherwise separated from the subject Shares.

ARTICLE IV

GOVERNANCE OF THE COMPANY

4.01 Ownership of Subsidiaries; Branding

(a) Subject to the terms of the Share Exchange Agreement, the Parties shall cause the Company to hold its interests in Kyivstar and VimpelCom through HoldCo. The Parties agree that the CEO shall determine, based on tax, financial and legal advice available to the CEO, whether any new Subsidiaries created or acquired by the Company will be owned directly by the Company or directly by HoldCo (as determined in the CEO’s discretion), but unless otherwise agreed by the Board, all of the Company’s Subsidiaries will be owned directly by the Company or directly by HoldCo.

(b) If the Board determines that it is capable of being accomplished in a tax-efficient manner, as soon as practical after the Closing, the Parties shall cause all of VimpelCom’s non-Russian operations to be transferred to the Company and become direct subsidiaries of either the Company or HoldCo.

(c) If the Board determines that it is capable of being accomplished in a tax-efficient manner, the Parties shall recommend to the Board after the Closing that VimpelCom transfer to the Company all of its intellectual property rights to the “VimpelCom” name and all other intellectual property rights owned by or, to the extent feasible, licensed to VimpelCom of any of its Subsidiaries. The Company will be called “VimpelCom Ltd.”, “VimpelCom Holding Limited” or “VimpelCom Limited”, and the Group will operate under the “VimpelCom” name, except in Ukraine (where Kyivstar will continue to operate and market its services using its pre-existing brand names and intellectual property for a transitional period until otherwise determined by the Board on the CEO’s recommendation).

4.02 Headquarters of the Company

(a) The Parties shall cause the Company to remain registered in Bermuda as an exempted company limited by shares and maintain its headquarters and its residence for corporate tax purposes in the Netherlands. The Parties shall use their commercially reasonable efforts to ensure that dividend distributions are not subject to double taxation and also to achieve tax efficient asset and share disposals in respect of transfers to and from or between the Company and any of its Subsidiaries.

(b) The Parties shall cause the Company at all times to have a fully functioning head office in the Netherlands, where key employees, such as the CEO, CFO, COO, chief marketing officer, general counsel, Chief Technology Officer, head of investor relations and head of international M&A, shall reside. The Parties shall use their commercially reasonable efforts to cause each major market in which the Group operates to have a direct reporting line to the CEO and the Company’s executive management.

(c)(i) For the period from the Closing until the end of the second full fiscal year after the year in which the Closing occurs (the “Initial Budget Period”), the Parties agree that the headquarters will, in terms of costs, be run with the purpose of managing and operating the Group, including the headquarters itself, in the most cost effective manner. The Parties further agree that at each annual budget discussion, the headquarters budget prepared by the Management Board will be presented to the Board as a separate agenda item and will require the approval of six (6) out of nine (9) Directors in the first meeting. If the headquarters budget is not approved by at least six (6) Directors in the first meeting, the Management Board will be required to revise the headquarters budget taking into account the Board’s concerns and present the revised headquarters budget at the next Board meeting, where an approval by any five (5) Directors will be sufficient. In the event the budget is not approved at the first Board meeting, the next Board meeting shall be convened within thirty (30) days.

(ii) Following the Initial Budget Period and until the end of the sixth full fiscal year after the year in which the Closing occurs (the “Second Budget Period”), the Parties agree that the headquarters will, in terms of costs, continue to be run with the purpose of managing and operating the Group, including the headquarters itself, in the most cost effective manner. The Parties further agree that at each annual budget discussion starting with the discussion and approval of budget for the third full fiscal year, the headquarters budget prepared by the Management Board will be presented to the Board as a separate agenda item and will require the approval of six (6) out of nine (9) Directors for either a budgetary decrease, or a budgetary increase in an amount (expressed as a percentage) that exceeds the percentage increase, if any, in the Consumer Price Index for the Netherlands over the prior year, as determined by Statistics Netherlands (CBS) or its officially designated successor (the “CPI”). For the avoidance of doubt, the budget for the headquarters will specifically exclude the CEO’s remuneration and extraordinary costs, such as legal, consulting and accounting fees in connection with any litigation, acquisition, restructuring or financing, any financial advisory fees, any capitalized expenses and any other non-recurring items. In the event the budget is not approved at the first Board meeting, the next Board meeting shall be convened within thirty (30) days. If the budget is not approved at either of these two (2) Board meetings, the previous year’s budget (adjusted for the percentage increase, if any, in the CPI) will apply for the new fiscal year or until such time as a revised budget has been approved.

(iii) After the Second Budget Period has ended, the Parties agree that the headquarters will, in terms of costs, continue to be run with the purpose of managing and operating the Group, including the headquarters itself, in the most cost effective manner. The Parties further agree that at each annual budget discussion, the headquarters budget prepared by the Management Board will be presented to the Board as a separate agenda item and will require the approval of six (6) out of nine (9) Directors in the first meeting. If the headquarters budget is not approved by at least six (6) Directors in the first meeting, the Management Board will be required to revise the headquarters budget taking into account the Board’s concerns and present the revised headquarters budget at the next Board meeting, where an approval by any five (5) Directors will be sufficient. In the event the budget is not approved at the first Board meeting, the next Board meeting shall be convened within thirty (30) days.

4.03 The Management Board and the CEO

(a) From the Closing, the Company shall form and maintain a management board that will consist of the CEO and other Senior Executives (the “Management Board”) having the authority specified in the Bye-Laws and the Authority Matrix. Unless otherwise specified in the Bye-Laws or the

Authority Matrix or pursuant to a specific authority given by the CEO to another Senior Executive, all the authorities of the Management Board shall be exclusively exercised by the CEO. No member of the Management Board may also serve as a member of the Board. The Management Board members will spend as much time in the countries in which the Company’s Subsidiaries are located as is necessary to ensure the efficient operation of the Group’s business.

(b) In addition to the authority ascribed to the Management Board in the Bye-Laws and the Authority Matrix, the CEO shall have exclusive authority to identify, negotiate and propose to the Board M&A Transactions and identify and recommend to the Board for the Board’s ratification the Company’s Senior Executives.

(c) A CEO shall be selected as follows: the Compensation Committee will select and engage on commercially reasonable terms a Search Consultant which shall identify and present to the Compensation Committee a proposal for a maximum of five (5) candidates who meet the applicable Candidate Considerations. Any Shareholder may suggest candidates to the Search Consultant for inclusion in the proposal to the Compensation Committee, although the Search Consultant shall not be obligated to include any such candidates in its proposal. The Compensation Committee’s goal should be the unanimous selection of a single candidate to recommend to the full Board. If the Compensation Committee is unable to unanimously agree on a single candidate, the Compensation Committee will reduce the list to a maximum of two (2) candidates, with at least one (1) candidate supported by Alfa and one (1) candidate supported by Telenor, for recommendation to the full Board. The CEO shall be appointed by the Board from among these candidates in accordance with Section 4.07(g). The CEO may be removed by the affirmative vote of at least six (6) Directors.

4.04 Authority of the Board; Chairman of the Board

(a) The Board’s authority and those matters which are subject to the review and approval of the Board are set out in the Bye-Laws and the Authority Matrix.

(b) The Chairman of the Board shall be Unaffiliated (except with respect to any prior service on the Board) and shall be selected by the Board. If no Unaffiliated Director is willing to serve as Chairman of the Board, an Alfa Director or a Telenor Director shall be selected by the Board. The Chairman of the Board shall not have a casting vote.

4.05 Shareholders

In addition to those matters requiring shareholder approval under applicable Law, matters that are subject to the approval of the Company’s shareholders are specified in the Bye-Laws and the Authority Matrix.

4.06 Nomination of Directors

(a) From the Closing, the Parties shall cause the Board to consist of nine (9) Directors: three (3) who are nominated by Alfa (each, an “Alfa Director”); three (3) who are nominated by Telenor (each, a “Telenor Director”); and three (3) who are Unaffiliated and Independent (each, an “Unaffiliated Director”). To the fullest extent permitted by Law, the Parties shall take any and all such actions, including voting their Shares, as may be required under applicable Law to cause the Board to consist of the number of Directors specified in, and nominated and proposed exclusively in accordance with, this Section 4.06.

(b) The initial slate of nominees to become the Unaffiliated Directors, to be effective from the Closing Date, shall be determined as soon as practical after the date hereof as follows: Alfa and Telenor will jointly select and engage on commercially reasonable terms a Search Consultant which shall identify and present to Alfa and Telenor a proposal for nine (9) candidates who meet the applicable Candidate Considerations to become Unaffiliated Directors. Within a short period after the Search Consultant presents the proposal, Alfa and Telenor shall meet and first Alfa will eliminate a candidate from the proposed list, followed by Telenor eliminating a candidate from the list, and the process shall continue until only three (3) candidates remain. The remaining three (3) candidates shall be invited to become Unaffiliated Directors and, upon acceptance, such candidates shall be specified as director-nominees in the Company’s registration statement filed with the SEC, and the Parties will take all action necessary to cause their election to the Board prior to the Closing Date.

(c) At the first annual General Meeting, which the Parties shall use their reasonable best efforts to cause to occur within twelve (12) months from the Closing Date, and each annual General Meeting thereafter (for as long as this Agreement is in effect), nominees for election as Directors shall be determined as follows: at least six (6) months prior to the proposed date of the annual General Meeting, the Nominating Committee shall request nominations from Alfa for candidates to become the three (3) Alfa Directors and nominations from Telenor for candidates to become the three (3) Telenor Directors. If, at that time, at least two (2) Alfa Directors and two (2) Telenor Directors propose to the Nominating Committee that the three (3) then-current Unaffiliated Directors each serve another term as a Director, and each Unaffiliated Director agrees to serve another term as a Director, then the Nominating Committee shall accept such recommendation. If such a proposal is not received from at least two (2) Alfa Directors and at least two (2) Telenor Directors, the Nominating Committee shall engage a Search Consultant selected by the committee members to propose ten (10) candidates who meet the applicable Candidate Considerations to become the three (3) Unaffiliated Directors (which proposal shall include all then-current Unaffiliated Directors unless any Unaffiliated Director explicitly requests not to be considered for another term). Each of Alfa and Telenor may propose up to three (3) candidates to the Search Consultant, although the Search Consultant shall not be obligated to include any such candidates in its proposal. As soon as possible after the Nominating Committee receives the Search Consultant’s proposal, it shall provide a copy of the proposal to the Board and convene a single committee meeting that shall include one (1) Alfa Director and one (1) Telenor Director. The Nominating Committee shall remove three (3) proposed candidates at the Alfa Director’s request and three (3) proposed candidates at the Telenor Director’s request (six (6) candidates in the aggregate) in a process where first the Telenor Director removes a candidate, followed by the Alfa Director removing a candidate, and continuing sequentially until up to six (6) candidates have been eliminated (in even numbered years, the Telenor Director shall start the elimination process; in odd numbered years, the Alfa Director shall start the elimination process). The Nominating Committee shall then select three (3) candidates from the remaining list of four (4) candidates as its recommendation to become the three (3) Unaffiliated Directors. Based on the Nominating Committee’s recommendation of the candidates to become the three (3) Alfa Directors, the three (3) Telenor Directors and the three (3) Unaffiliated Directors, the Board will submit the nine (9) candidates so selected to the Company’s shareholders for election to the Board. The Nominating Committee also shall adopt a mechanism that allows shareholders other than the Shareholders to suggest candidates for consideration by the Nominating Committee on a non-binding basis.

(d) No Shareholder, nor any Director nominated by it, shall commence any Action in respect of, or otherwise challenge, any proposal from the Search Consultant identifying candidates for election as Unaffiliated Directors on the basis of a claim that one or more of the candidates identified in such proposal do not meet the applicable Candidate Considerations.

(e) At any General Meeting where the election of Directors is presented to the Company’s shareholders, the Parties shall not propose more candidates to the shareholders than there are available Director positions to be filled and shall not vote for any candidate proposed for election as a Director if such candidate was not proposed by the Board in accordance with Section 4.06(c).

(f) If a Telenor Shareholder gives notice at any time to the Board that a Telenor Director then serving as a Director is no longer the Telenor Shareholder’s designee, the Parties shall cause to be taken all such actions as are necessary to remove the Director so designated. If a Telenor Director dies, resigns or is removed as a Director, the Parties shall cause to be taken such actions as are necessary to elect as a Director any person who is subsequently designated and nominated by the Telenor Shareholders as a Telenor Director.

(g) If an Alfa Shareholder gives notice at any time to the Board that an Alfa Director then serving as a Director is no longer the Alfa Shareholder’s designee, the Parties shall cause to be taken all such actions as are necessary to remove the Director so designated. If an Alfa Director dies, resigns or is removed as a Director, the Parties shall cause to be taken such actions as are necessary to elect as a Director any person who is subsequently designated and nominated by the Alfa Shareholders as an Alfa Director.

(h) If an Unaffiliated Director dies, resigns or is removed as Director, the Parties shall cause the remaining Nominating Committee to work with a Search Consultant to as promptly as practical identify and select a candidate who satisfies the applicable Candidate Considerations to serve as an Unaffiliated Director until a candidate may be elected in accordance with Section 4.06(c) at the next annual General Meeting.

(i) The Bye-Laws shall at all times provide for cumulative voting in respect of elections of Directors, unless otherwise agreed by the Parties, and unless corresponding amendments are made to the Bye-Laws in accordance with this Agreement and the Bye-Laws.

4.07 Quorum and Voting at Board Meetings; Shareholder Approval of Certain Transactions

(a) Meetings of the Board may be convened by the Chairman of the Board, any Director, the CEO or in any other manner allowed by applicable Law. As provided in the Bye-Laws, all Directors must receive written notice of any meeting of the Board at least ten (10) days prior to such meeting, unless the notice requirement is waived by all Directors. At least six (6) Directors must be present at all times for there to be a quorum at any meeting of the Board.

(b) The affirmative vote of any five (5) Directors is necessary to approve any matter properly submitted to the Board, except for the Board’s approval of (i) any Related Party Agreement, which requires the affirmative vote of any six (6) Directors to approve such matter, (ii) any amendment to the charter of any committee of the Board, which requires the affirmative vote of any six (6) Directors to approve such amendment, (iii) the headquarters budget, which requires the affirmative vote of any six (6) Directors to approve such budget, except as otherwise provided in Section 4.02(c), (iv) the removal of the CEO, which requires the affirmative vote of any six (6) Directors to approve such removal, (v) issuances by the Company of new Shares or debt convertible into Shares where the aggregate amount of such issuance would exceed 10% of the Company’s then-currently issued and outstanding Shares, which requires the affirmative vote of any six (6) Directors to approve such matter, (vi) the appointment of Unaffiliated Directors under Section 4.06(c), (vii) the approval of M&A Transactions pursuant to Section 4.07(c)(ii)(B), (viii) any Related M&A Transaction, which, as set forth in Section 4.07(c)(iii), requires the affirmative vote of any six (6) Directors to approve such matter, and (ix) the appointment of a CEO candidate pursuant to Section 4.07(g).

(c) Except as otherwise required by applicable Law or the Exchange’s rules, the vote to approve any M&A Transaction shall be determined as follows:

(i) If five (5) or more Directors vote to approve an Unrelated M&A Transaction, such Unrelated M&A Transaction shall be approved by the Board. If five (5) or more Directors vote against the approval of an Unrelated M&A Transaction, such Unrelated M&A Transaction shall not proceed and no further action shall be taken in respect of such transaction.

(ii) If fewer than five (5) Directors vote to approve an Unrelated M&A Transaction, and if fewer than five (5) Directors vote against the approval of an Unrelated M&A Transaction, then:

(A) where the target company(ies), business(es) and/or asset(s) on a consolidated basis (collectively, the “Target”) has an Enterprise Value of less than US$200 million, the Unrelated M&A Transaction shall not proceed and no further action shall be taken in respect of such transaction; and

(B) where the Target has an Enterprise Value equal to or greater than US$200 million, the Unrelated M&A Transaction will require a vote by the Company’s shareholders to approve such Unrelated M&A Transaction in accordance with Section 4.07(d), unless five (5) or more Directors vote against a motion to call a General Meeting for the purpose of seeking shareholder approval of such Unrelated M&A Transaction.

(iii) If six (6) or more Directors vote to approve a Related M&A Transaction, such Related M&A Transaction shall be approved by the Board. If fewer than six (6) Directors vote to approve the Related M&A Transaction, such Related M&A Transaction shall not proceed and no further action shall be taken in respect of such transaction.

(d) If an M&A Transaction requires shareholder approval in accordance with Section 4.07(c)(ii)(B) or otherwise under applicable Law or the Exchange’s rules, the following quorum requirements and voting thresholds shall apply (in addition to the applicable provisions of the Bye-Laws):

(i) If the Target has an Enterprise Value equal to or greater than US$200 million but less than US$500 million: (x) the holders of a simple majority of the Shares participating (in person or by proxy) in such vote at the General Meeting must vote to approve the Unrelated M&A Transaction, (y) the holders of a simple majority of the issued and outstanding Shares held by Independent Shareholders participating (in person or by proxy) in such vote at the General Meeting must vote to approve the Unrelated M&A Transaction, and (z) Independent Shareholders holding at least 25% of all issued and outstanding Shares that are held by the Independent Shareholders participate (in person or by proxy) in such vote at the General Meeting in respect of the Unrelated M&A Transaction proposal;

(ii) If the Target has an Enterprise Value of US$500 million or greater: (x) the holders of a simple majority of the Shares participating (in person or by proxy) in such vote at the General Meeting must vote to approve the Unrelated M&A Transaction, and (y) Independent Shareholders holding at least 25% of all issued and outstanding Shares that are held by the Independent Shareholders participate (in person or by proxy) in such vote at the General Meeting in respect of the Unrelated M&A Transaction proposal; and

(iii) If there is no quorum at a General Meeting and, as a consequence, an M&A Transaction is not approved, such meeting will be adjourned and a second General Meeting shall be held within the following fifteen (15) days. If there is no quorum at the second General Meeting, then the matters on the agenda for that meeting shall be deemed not to have been approved by the Company’s shareholders.

(e) If one of either the Alfa Shareholders (together with their Affiliates), taken as a whole, or the Telenor Shareholders (together with their respective Affiliates), taken as a whole, ever owns less than 31% of the issued and outstanding Shares (the “M&A Consent Threshold”), then the Parties agree to procure that the Bye-Laws shall be amended so that any Unrelated M&A Transaction shall require approval by the holders of a simple majority of the Shares participating (in person or by proxy) in a vote at a General Meeting in respect of such proposal. If, at any time following such amendment of the Bye-Laws, the Alfa Shareholders and the Telenor Shareholders (together with their respective Affiliates) each own a sufficient number of Shares to exceed the M&A Consent Threshold, the Parties agree to procure that the Bye-Laws shall be amended so that any Unrelated M&A Transaction shall require shareholder approval as set out in Section 4.07(d).

(f) The Parties shall ensure that, prior to the Board’s consideration of the Company’s entering into any Related M&A Transaction or any Potentially Competitive Transaction, the Company shall deliver to the Board at least one (1) fairness opinion from one of the investment banks listed in part 3 of Schedule II and, with respect to any Potentially Competitive Transaction, a memorandum from an independent law firm acceptable to Telenor and Alfa addressing the regulatory implications for each Party and their respective Affiliates in respect of the Company’s entering into any such transaction.

(g) After one (1) or two (2) CEO candidates are recommended to the Board pursuant to Section 4.03(c), the vote to approve the appointment of the CEO shall be determined as follows:

(i) if any two (2) Directors have so requested at the start of the relevant Board meeting, the vote in relation to the appointment of a CEO must take place by way of secret ballot;

(ii) if the Board is considering only one (1) CEO candidate, six (6) or more Directors must vote in favor of approving the appointment of such candidate, whereupon such candidate shall be appointed as CEO by the Board;

(iii) if the Board is considering two (2) CEO candidates, the candidate receiving six (6) or more affirmative votes of all Directors present and voting shall be appointed as the CEO by the Board;

(iv) if no candidate receives six (6) or more affirmative votes, (A) the chairman of such Board meeting shall cause another vote to be taken in respect of the approval of such candidate(s) one (1) hour after completion of the first vote, (B) if following such vote no candidate has received six (6) affirmative votes, the chief executive officer of Telenor ASA and the chairman of the supervisory board of Alfa Group shall, during the week immediately following the second vote, meet and confer concerning candidates for the CEO position and (C) a third vote shall be taken at the same location as the previous Board meeting one (1) week after the second vote. If, after such second or third vote, a candidate has received six (6) or more affirmative votes, the candidate so elected shall be appointed as the CEO by the Board;

(v) if following the completion of the process specified in Section 4.07(g)(iv) no such candidate is elected and appointed as CEO by the Board and the then current CEO is still acting as the CEO, the Parties shall cause the Company to offer to the then current CEO the opportunity to serve for one (1) more year on such reasonable terms and conditions as may be agreed between the Company and the then current CEO; provided, however, that an extension of the CEO’s term of service pursuant to this Section 4.07(g)(v) shall not occur more than once sequentially. If the then current CEO agrees to serve for such further one (1) year period, a search for a new CEO shall be commenced immediately in accordance with Section 4.03(c); and

(vi) if (A) there is no then current CEO (due to death, disability, resignation or removal), (B) the then current CEO has not accepted, within twenty (20) Business Days following the latest Board vote specified in Section 4.07(g)(iv) above, to serve for a further one (1) year period or (C) an extension of the CEO’s term of service is not permitted due to the CEO having already served for a further one (1) year period, the Telenor Shareholders and the Alfa Shareholders shall cause the Telenor Directors and the Alfa Directors to vote to (x) promptly remove the Unaffiliated Director who is a member of the Compensation Committee from the Compensation Committee, (y) convene a General Meeting as soon as practicable to select one of the three then current Unaffiliated Directors as a member of the Compensation Committee (a “Special Election General Meeting”), and (z) promptly cause the Unaffiliated Director selected at such Special Election General Meeting to be appointed as a member of the Compensation Committee. At a Special Election General Meeting, the Unaffiliated Director receiving the highest number of affirmative votes of the issued and outstanding Shares held by Independent Shareholders participating (in person or by proxy) in such Special Election General Meeting shall be selected as the designated member of the Compensation Committee. Following the selection at a Special Election General Meeting and appointment of an Unaffiliated Director as a member of the Compensation Committee, if both of the two (2) candidates for CEO who have been previously proposed to and considered by the Board in accordance with Section 4.03(c) and Section 4.07(g)(iii) are still under consideration, a meeting of the Compensation Committee shall be held as soon as practicable at which such candidates shall be considered by the Compensation Committee. The candidate receiving two (2) or more affirmative votes of members of the Compensation Committee present and voting shall be appointed as the CEO. If no such candidate receives two (2) affirmative votes of members of the Compensation Committee, the selection process shall be re-commenced as soon as practicable in accordance with Section 4.03(c) and Sections 4.07(g)(i)-(iv). If, following the selection at a Special Election General Meeting of an Unaffiliated Director as a member of the Compensation Committee, either or both of the two (2) candidates for CEO who have been previously proposed to and considered by the Board in accordance with Section 4.03(c) and Section 4.07(g)(iii) are no longer under consideration, then the selection process shall be re-commenced as soon as practicable in accordance with Section 4.03(c) and Sections 4.07(g)(i)-(iv); provided, however, if following the completion of such process, no CEO has been selected, a meeting of the Compensation Committee shall be held as soon as practicable at which such candidates shall be considered by the Compensation Committee. The candidate receiving two (2) or more affirmative votes of members of the Compensation Committee present and voting shall be appointed as the CEO.

(h) At a Special Election General Meeting, the Shareholders shall, and shall cause their respective Affiliates to, abstain from voting all of their respective Shares solely in respect of a proposal to select a replacement Unaffiliated Director to serve on the Compensation Committee; provided that all Shares held by such Persons that participate (in person or by proxy) in such Special Election General Meeting shall be included for purposes of determining a quorum at such Special Election General Meeting.

4.08 Committees of the Board

(a) Prior to or on admission to the Exchange, the Parties shall cause the Board to establish and maintain the following committees:

(i) A Nominating and Corporate Governance Committee (the “Nominating Committee”), which shall be comprised of three (3) Independent, Unaffiliated Directors and shall be responsible for coordinating the selection process for candidates to become Directors and recommending such candidates to the Board;

(ii) An Audit Committee, which (A) shall be comprised of three (3) Directors: one (1) Alfa Director, one (1) Telenor Director and one (1) Independent, Unaffiliated Director who each satisfy the requirements of Rule 10A-3 under the Exchange Act and (B) shall have the authority required by Rule 10A-3 under the Exchange Act, including responsibility for the appointment, compensation, retention and oversight of the Company’s public accounting firm, establishing procedures for addressing complaints related to accounting or audit matters and engaging necessary advisors;

(iii) A Compensation Committee, which shall be comprised of three (3) Directors: one (1) Alfa Director, one (1) Telenor Director and one (1) Independent, Unaffiliated Director and shall be responsible for (A) approving the compensation of the Group’s directors, officers and employees, the Group’s employee benefit plans and equity compensation plans and any contract relating to a Group Company director, officer or shareholder, their respective family members or Affiliates, and (B) when necessary, reviewing and recommending CEO candidates to the Board in accordance with Section 4.03(c); and

(iv) If agreed to by the Board, a Financial Committee, which shall be comprised of three (3) Directors: one (1) Alfa Director, one (1) Telenor Director and one (1) Independent, Unaffiliated Director and shall be responsible for reviewing financial transactions, policies, strategies and the Group’s capital structure.

(b) All committee members shall be Directors who are elected or confirmed by the Board annually. The committees will adopt and operate on the basis of publicly available, written committee charters adopted by the Board (with any amendments thereto approved by the affirmative vote of any six (6) Directors) that meet the Exchange’s requirements for such a committee, in substantially the forms attached hereto as Exhibit D. Each committee’s authority shall be to provide recommendations to the full Board on the respective matters delegated to such committee. The quorum for any meeting of a committee shall be two (2) members of such committee, and, except as otherwise provided in Section 4.03(c), the affirmative vote of two (2) members of a committee must approve matters before such committee.

4.09 Full Disclosure of All Matters before the Board

(a) Interests of the Directors, their nominating shareholders or employers, as the case may be, and their nominating shareholder or employer’s respective Affiliates in any transaction or matter to be considered by the Board must be fully disclosed to the Board prior to any discussion of, or voting on, such transaction matter by the Board. Any Director who discloses an interest in any transaction or matter before the Board, even if such transaction or matter presents a conflict of interest (including in respect of the Board’s approval of a Related Party Agreement), may participate in the discussion of and vote on such transaction or matter, unless otherwise restricted by applicable Law.

(b) The Parties shall use their commercially reasonable efforts to ensure there is full transparency in respect of any transaction or matter discussed by or presented to the Board, and the Parties shall use their commercially reasonable efforts to ensure that the CEO and the Senior Executives at all times respond completely, accurately and promptly to all requests for information in respect of the Company, its Subsidiaries and their business and operations upon the request of any Director.

4.10 Independence of the Board

If the Exchange’s rules are ever amended to require the Company to have a majority of “independent” directors on the Board (as defined in such rule), and the Company is eligible for an exemption from such requirement, the Parties shall use their reasonable best efforts and take such action as is necessary or desirable to qualify for an appropriate exemption.

4.11 Dividend Policy

Subject to the Board’s determination that the Company and its Subsidiaries have sufficient legal reserves, the Parties agree to procure that the Company’s dividend policy will be to distribute an amount equivalent to a minimum of 50% of Free Cash Flow from Kyivstar and 50% of Free Cash Flow from VimpelCom’s Russian operations, provided such policy will maintain the Company and its Subsidiaries within the range of a reasonable level of leverage as measured by debt/EBITDA and debt/equity ratios. The exact amount and timing of any dividend declarations and payments will require, subject to the requirements of applicable Law, the affirmative vote of at least five (5) Directors.

4.12 Governance of Kyivstar

(a) As soon as practical after the Closing, the Parties shall cause the Kyivstar Charter to be amended to remove redundant provisions and clauses that require supermajority voting by members of the Kyivstar board of directors for certain major decisions and otherwise to simplify Kyivstar’s governance in accordance with this Agreement to reflect that Kyivstar is subject to oversight by the Board and the CEO.

(b) As soon as practical after the Closing, the Parties shall use their commercially reasonable efforts to cause Kyivstar to establish and maintain a board of directors consisting of five (5) members: one (1) nominated by Alfa, one (1) nominated by Telenor and three (3) proposed by the CEO and approved by the Board. Unless otherwise agreed by Alfa and Telenor, or until at least the fourth anniversary of the Closing Date, the General Manager of Kyivstar must be a Ukrainian citizen.

(c) The Company shall take all actions necessary to cause Kyivstar to undertake all actions approved by the Board, the Management Board or the Company’s shareholders or any other actions that are deemed necessary or advisable to comply with applicable Law.

4.13 Governance of VimpelCom

(a) As soon as practical after the Closing or, if necessary, the Squeezeout, the Parties shall cause the VimpelCom Charter to be amended to remove redundant provisions and clauses that require supermajority voting by members of the VimpelCom board of directors for certain major decisions and otherwise to simplify VimpelCom’s governance in accordance with this Agreement to reflect that VimpelCom is subject to oversight by the Board and the CEO. Immediately following the Closing, the Parties shall procure the termination of each of the agreements specified in Part A of Schedule 4.13 and waive their respective rights, if any, under the agreements specified in Part B of Schedule 4.13, and immediately following the successful completion of the Squeezeout, the Parties shall procure the termination of the agreements specified in Part B and Part C of Schedule 4.13; provided that if the termination of any such agreement would, under applicable Law, require the approval of any Person other than the Parties or their respective Controlled Affiliates or the Controlled Affiliates of their respective Controlling Persons or the Company or its Controlled Affiliates, the Parties shall have no obligation to terminate such agreement until such time as such approval is, under applicable Law, no longer required or has been obtained.

(b) As soon as practical after the Closing, the Parties shall use their commercially reasonable efforts to cause VimpelCom to establish and maintain a board of directors consisting of five (5) members: one (1) nominated by Alfa, one (1) nominated by Telenor and three (3) proposed by the CEO and approved by the Board. Unless otherwise agreed by Alfa and Telenor, or until at least the fourth anniversary of the Closing Date, the General Manager of VimpelCom must be a Russian citizen.

(c) The Company shall take all actions necessary to cause VimpelCom to undertake all actions approved by the Board, the Management Board or the Company’s shareholders or any other actions that are deemed necessary or advisable to comply with applicable Law.

4.14 Governance of HoldCo and HoldCo2

(a) As soon as practical after the Closing, subject to the requirements of applicable Law, the Parties shall use their commercially reasonable efforts to cause HoldCo to establish and maintain a board of directors consisting of five (5) members: one (1) nominated by Alfa, one (1) nominated by Telenor and three (3) proposed by the CEO and approved by the Board.

(b) If a new Dutch B.V. company (“HoldCo2”) is formed and becomes a Subsidiary of the Company in accordance with section 6.1(d) of the Share Exchange Agreement, the Parties shall use their commercially reasonable efforts to cause HoldCo2 to establish and maintain a board of directors consisting of five (5) members: one (1) nominated by Alfa, one (1) nominated by Telenor and three (3) proposed by the CEO and approved by the Board.

(c) The Company shall take all actions necessary to cause HoldCo and, if applicable, HoldCo2 to undertake all actions approved by the Board, the Management Board or the Company’s shareholders or any other actions that are deemed necessary or advisable to comply with applicable Law.

4.15 Exchange Act Reporting; Listing on the Exchange; Financial Reporting

(a) The Parties shall use their commercially reasonable efforts to ensure that the Company remains current and timely in its reporting requirements under the Exchange Act and maintains its listing on the Exchange.

(b) The Parties shall cause the Company’s fiscal year to end on December 31 of each year and its reporting currency to be in U.S. dollars.

4.16 Corporate Governance Rules

The Parties shall use their commercially reasonable efforts to cause the Company to adopt, maintain and adhere to the following corporate governance rules:

(a) A Code of Ethics appropriate for a company listed on the Exchange and operating in emerging markets;

(b) Insider trading policies appropriate for a company incorporated in Bermuda and listed on the Exchange;

(c) Disclosure Review Committee Rules; and

(d) Related Party Transaction Rules.

4.17 Shareholder Capacity

No Person executing this Agreement who is, or who becomes during the term hereof, a Director makes any agreement or understanding herein in his or her capacity as such Director, and the agreements set forth herein shall in no way restrict any Director in the exercise of his or her fiduciary duties as a Director. Each Shareholder executes and delivers this Agreement solely in his, her or its capacity as the record and beneficial owner of such Shareholder’s Shares.

4.18 Interim Governance

For the period from execution of this Agreement up to the Closing Date:

(a) promptly upon execution of this Agreement, the Parties shall cause an Interim Board (the “Interim Board”) consisting of the two (2) Alfa Directors and the two (2) Telenor Directors to be constituted. On or prior to the Closing Date, the Parties shall procure that the Interim Board is replaced and the Board is constituted in accordance with Section 4.06(a) and Section 4.06(b) above; and

(b) promptly upon execution of this Agreement, the Parties shall cause an interim board of HoldCo (the “Interim HoldCo Board”) consisting of one (1) Alfa nominee director and one (1) Telenor nominee director to be constituted. On or prior to the Closing Date, the Parties shall procure that the Interim HoldCo Board is replaced and the HoldCo board is constituted in accordance with Section 4.14 above.

ARTICLE V

CERTAIN RIGHTS AND OBLIGATIONS OF THE PARTIES

5.01 Implementation of and Compliance with Agreement

Each Party undertakes:

(a) to comply with its obligations under this Agreement;

(b) to act in a good faith and constructive manner such as to give effect to the provisions of this Agreement, including attending, participating in and voting at General Meetings, and by causing its nominees on the Board to attend, participate in and vote at meetings of the Board;

(c) not to take, or permit any of its Affiliates to take, any action permitted by Bermuda Law which would allow such Party or its Affiliates to prevent the approval by the Board or the General Meeting, as applicable, of any action which is specified in Section 5.02 as an action for which such Party and its Affiliates are required to vote their Shares and cause the Directors nominated by it or them to vote in favor of approving; and

(d) not to vote for, nor permit any of its Affiliates to vote for, and will, and will cause its Affiliates to, vote against, to the extent permitted thereby, any resolutions or proposals submitted to a General Meeting that have not been approved by the requisite majority of the Board in accordance with this Agreement or that have not been otherwise pre-approved by the Parties in writing, if such resolutions or proposals relate to (i) the Board (including its size, structure, procedural matters, composition or the removal of Directors), (ii) the CEO (including the CEO’s selection, removal or qualifications), or (iii) any M&A Transaction.

5.02 Amendment of Bye-Laws

(a) In the event of any conflict or inconsistency between this Agreement and the Bye-Laws, then as between the Shareholders this Agreement shall prevail. Without limiting the generality of the foregoing, the Shareholders shall take such action as is within their respective powers and as may be necessary or desirable to supplement or amend the Bye-Laws to reflect, and not conflict or be inconsistent with, the provisions of this Agreement. The Shareholders also agree, to the extent permitted by applicable Law, to waive any rights or privileges granted to them (including redemption rights, rights of first offer and the like) by applicable Law or otherwise that conflict or are inconsistent with the terms and conditions of this Agreement.

(b) To the extent that pursuant to applicable Law the legality, validity or enforceability of any provision contained in this Agreement now or at any time hereafter requires that such provision, or a reference to such provision, be contained in the Bye-Laws, or requires any amendment to the Bye-Laws, then the Shareholders shall vote their Shares to approve any such amendments and cause the Company to take such action as may be necessary to register such amendments to the Bye-Laws as so required with all appropriate Governmental Entity, and each Shareholder hereby consents to such amendment to the fullest extent permitted by Law.

5.03 Potentially Competitive Transactions

If any Party (an “Investing Party”) pursues an investment opportunity or an ownership increase in respect of an existing investment in a market or country where another Party(ies) (each, an “Existing Party”) already has a direct or indirect interest or investment (a “Potentially Competitive Transaction”), and as a result of the Potentially Competitive Transaction, an Existing Party is required by any Governmental Entity to divest all or part of its existing investment, or otherwise suffer any negative competition, antitrust or other regulatory fines or penalties, then before the Investing Party completes the Potentially Competitive Transaction, the Investing Party must, in order of priority, either (a) cease to pursue the Potentially Competitive Transaction; or (b) (i) divest the acquired interest or investment that created the Potentially Competitive Transaction, and/or (ii) enter into a binding agreement in which it agrees to reimburse and indemnify each Existing Party for any losses resulting directly from regulatory or governmental actions, including lost profit, penalties, required divestitures, and the cost of compliance with any regulatory or governmental requirements or divestiture demands. The Company’s authority to pursue any Potentially Competitive Transaction shall be subject to the Board’s receipt of the supporting documents described in Section 4.07(f) .

5.04 Related Party Agreements

The Parties undertake to cause any and all Related Party Agreements to be on commercially reasonable, arms’-length terms and conditions and agree that no Party shall authorize or approve the execution by it or any of its Affiliates of a Related Party Agreement that is not on commercially reasonable, arms’-length terms and conditions. Any Related Party Agreement shall be approved by the Board as provided in Section 4.07(b).

5.05 Pre-emptive Rights

(a) The Company may from time to time propose to issue new Shares (or interests in Shares) (each, a “New Issuance”); provided, that issuances of Shares (or interests in Shares) in connection with employee compensation awards or a Related M&A Transaction shall not constitute a New Issuance for purposes of this Section 5.05. In order to allow all Shareholders to maintain their respective percentage ownership interests in the issued and outstanding Shares, each Shareholder shall have a pre-emptive right to subscribe for such number of Shares (or interests in Shares) as may be required for such Shareholder to maintain the same percentage ownership in the Company both before and immediately after the New Issuance.

(b) In the event the Company proposes to undertake a New Issuance, it shall give the Shareholders a written notice (the “Issuance Notice”) of its intention to issue new Shares, the price per share, which shall be a price in cash equal to the lowest price per Share at which any other Person is entitled to acquire Shares (or the cash equivalent value thereof on the issuance date), the identity of the purchaser(s) and the principal terms upon which the Company proposes to issue such new Shares. Each Shareholder shall have ten (10) Business Days from the delivery date of an Issuance Notice to elect to purchase up to its pro-rata number of Shares for the price and upon the terms specified in the Issuance Notice by giving written notice to the Company and stating the number of Shares to be purchased (which number may not be greater than the number of Shares to which it is entitled pursuant to Section 5.05(a)). Any Shareholder exercising its pre-emptive right under this Section 5.05, the issuance of new Shares to such Shareholder and payment therefore shall be completed simultaneously with the completion of the first issuance and subscription for Shares in the New Issuance.

5.06 Debt Acquisitions

(a) Each Shareholder and its Affiliates may enter into a Debt Transaction, if and only if any such Person complies with the provisions of this Section 5.06; provided that nothing in this Section 5.06 shall prevent Alfa Bank or any of its Affiliates that are Financial Institutions from engaging in brokerage transactions in respect of Debt Obligations of any Group Company if such brokerage transactions are conducted in the ordinary course of business for the benefit of customers who are not Affiliates of Alfa.

(b) In the event a Shareholder or any of its Affiliates enters into a Debt Transaction, Alfa or Telenor (as applicable, the “Debt Offer Party”), shall, and shall procure that its Affiliates shall:

(i) Provide written notice thereof to the Company within ten (10) days of entering into a Debt Transaction, which notice shall constitute an offer to the Company (a “Debt Offer Notice”), which offer shall be legally binding on the Debt Offer Party upon acceptance by the Company or the Company’s designee to sell to the Company or the Company’s designee such Debt Obligation (and, if applicable, the underlying obligation to which such Debt Obligation relates, such underlying obligation or Debt Obligation, as applicable, being the “Relevant Obligation”) at a purchase price equal to the lesser of the Fair Market Value thereof, or 100% of the aggregate unpaid principal amount of the Relevant Obligation plus any accrued interest and other amounts, if any, owing under the Relevant Obligation up to (but excluding) the purchase date thereof.

(ii) Within ten (10) Business Days from the date of notice of an intention to accept such offer by the Company or the Company’s designee, the Debt Offer Party shall provide a copy of the document(s) evidencing the outstanding amount of the Relevant Obligation and a calculation of the purchase price thereof showing the amount of unpaid principal, any accrued interest thereon and any other amounts owing thereunder, as well as the basis for determining the fair market value thereof (a “Debt Price Notice”). Within five (5) Business Days from the date of receipt of the Debt Price Notice, the Company or the Company’s designee shall notify the Debt Offer Party whether it accepts the offer at such time and, if so, shall purchase such Relevant Obligation at such time. If the Company or the Company’s designee, as applicable, do not accept such offer at such time, the provisions of this Section 5.06(b) shall remain in effect with respect to such Relevant Obligation.

(iii) The Debt Offer Party shall not be restricted from selling or otherwise disposing of the Relevant Obligation at any time prior to the acceptance of the Debt Offer Notice in accordance with the terms hereof; provided, however, that the Debt Offer Party shall provide written notice to the Company within ten (10) days of such sale or disposition.

(c) In the event a Shareholder or any of its Affiliates enters into a Debt Transaction, the Debt Offer Party shall, and shall procure that all of its Affiliates shall, prior to initiating or participating in any enforcement action or bankruptcy proceeding against the Company or any of its Subsidiaries with respect to any Debt Obligation, provide at least ninety (90) days prior written notice thereof to the Company and adhere to the procedures set forth in Section 5.06(b).

(d) In the event a Shareholder or any of its Affiliates initiates or participates in the initiation of any enforcement action or bankruptcy proceeding against the Company or any of its Subsidiaries with respect to any Debt Obligation without adhering to the provisions of Section 5.06(c), such Debt Offer Party shall, and shall procure that its Affiliates shall, immediately file all documents necessary to terminate or cause the termination of such action or proceeding within five (5) Business Days of receiving notice from any other Party that the entity against whom such bankruptcy proceeding was initiated is a Subsidiary of the Company, and such Debt Offer Party shall thereafter use its best efforts to ensure that such enforcement action or bankruptcy proceeding is terminated, and immediately thereafter or simultaneously with such actions, the Debt Offer Party shall make an offer to sell to the Company (which offer shall be legally binding on the Debt Offer Party upon acceptance by the Company or the Company’s designee, as the case may be) and shall sell such Relevant Obligation to the Company or the Company’s designee, as the case may be, pursuant to Section 5.06(b), if such offer is accepted.

(e) Any breach of Section 5.06(b) shall be deemed cured and no violation of Section 5.06(b) shall be deemed to have occurred or to exist if (i) the aggregate principal amount of the Relevant Obligation is less than US$10.0 million (calculated without any accrued interest, penalties or other similar amounts thereon), and (y) the terms of Section 5.06(b) are complied with immediately upon the Debt Obligation Party becoming aware that it or any of its Affiliates have entered into the Debt Transaction.

(f) The Company shall promptly inform, and shall cause any of its Subsidiaries affected by any Debt Transaction to promptly inform, each Shareholder if the Company becomes aware of any violation of the terms of this Section 5.06.

5.07 Ethical Conduct

Each Party covenants and agrees with the Company that such Party shall not, and shall not permit or allow any Person acting on such Party’s behalf to, (a) illegally pay, promise to pay, or offer any fee, commission, material remuneration or other thing of value to or for the benefit of any Government Official, political party or candidate for political office in order to corruptly (i) influence an act or decision of such person in his or her official capacity, (ii) cause such person to act or fail to act in violation of his or her lawful duty, or (iii) cause such person to influence an act or decision of the government, in each case with respect to clause (i), (ii) or (iii), for the purpose of assisting any Group Company to obtain or retain business or otherwise gain any improper advantage, (b) make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any customer of any Group Company for such purpose, or (c) in connection with any Group Company’s business or operations, otherwise violate any anti-corruption laws applicable to such Party or any of its Affiliates, officers, directors, employees, principals or agents.

5.08 Funding; Post-Closing Obligations

(a) To the extent borne by the Company, all transaction-related costs, fees and expenses incurred in respect of the Exchange Offer and the Squeezeout shall be paid or advanced by the Company. The Company shall use its best efforts to procure or raise the funds needed. The Parties anticipate that such transaction-related costs will include legal fees, dealer/manager fees, SEC registration fees, Exchange listing fees, printer and tender offer solicitation fees, independent auditor expenses, and entity registration and agent fees. To the extent the Company is unable to procure or raise sufficient funds, Altimo and Telenor will lend the necessary funds to the Company in equal proportions on commercially reasonable terms.

(b) As soon as commercially reasonable following execution of this Agreement, the Company shall, and the Parties shall cause the Company to, use its best efforts to obtain adequate financing to pay all costs, fees and expenses required to timely complete the Squeezeout, including any and all payments of any cash consideration to VimpelCom’s shareholders. If the Company is unable to obtain adequate financing on commercially reasonable terms, each of Alfa and Telenor shall, on an equal basis provide debt funding to the Company in amounts sufficient to timely complete the Squeezeout, including any and all payments of any cash consideration to VimpelCom’s shareholders. The Company shall, and the Shareholders shall use their best efforts to cause the Company to, repay any such indebtedness as soon as practical following completion of the Squeezeout.

(c) As soon as practical upon the completion of the Exchange Offer and the Closing, the Parties will use their best efforts to cause the Company to complete the Squeezeout in accordance with the terms and subject to the provisions of the Share Exchange Agreement and cause the Company and HoldCo to make such investments in Kyivstar and VimpelCom as may be recommended by the Parties’ tax and legal advisors.

5.09 Other Arrangements

(a) Except with respect to the terms and conditions of this Agreement and the other Transaction Agreements, no Party shall grant any proxy or enter into or agree to be bound by any understanding or any voting trust with respect to any Shares, nor shall any Party enter into any shareholders agreement or arrangement of any kind (whether written or oral) with any Person with respect to any Shares, including any agreement, understanding or arrangement with respect to the nomination of any Director, or the acquisition, ownership, Transfer or other disposition or voting of Shares, nor shall any Party act in connection with the nomination of any Director, or the acquisition, Transfer or other disposition or voting of Shares, in each case, in any manner which is inconsistent with any obligation of such Party under this Agreement or any other Transaction Agreement; provided that each Shareholder shall be permitted to Transfer its Shares in accordance with the terms of this Agreement and the Registration Rights Agreement.

(b) Except as expressly provided for in Section 4.06(a), Section 5.01 and Section 5.02(b), nothing in this Agreement shall be construed as creating an undertaking or agreement (implied or otherwise) on the part of any Shareholder to vote its Shares in the same way on any matter or requiring Shareholders to vote in a coordinated manner with any other Shareholder.

ARTICLE VI

EFFECTIVENESS AND TERMINATION

6.01 Notices Relating to Certain Transfers of Shares

Without prejudice to any other provision herein or in any of the other Transaction Agreements pursuant to which any Person is required to deliver notice, the Parties agree that, from and after the occurrence of the Closing:

(a) if, as a result of any Transfer of Shares, the Alfa Shareholders shall, in the aggregate, beneficially own fewer Shares than the Minimum Percentage or more Shares than the Maximum Percentage, then Alfa shall, as soon as practicable after such Transfer, deliver written notice of such occurrence to each other Party;

(b) if, as a result of any Transfer of Shares, the Telenor Shareholders shall, in the aggregate, beneficially own fewer Shares than the Minimum Percentage or more Shares than the Maximum Percentage, then Telenor shall, as soon as practicable after such Transfer, deliver written notice of such occurrence to each other Party; and

(c) if the Company learns that, as a result of any Transfer of Shares, either the Alfa Shareholders or the Telenor Shareholders beneficially own, in the aggregate, fewer Shares than the Minimum Percentage or more Shares than the Maximum Percentage, then the Company shall, as soon as practicable after learning of such Transfer, deliver written notice of such occurrence to each other Party.

6.02 Termination

Except for ARTICLE I, ARTICLE II, ARTICLE VI, ARTICLE VII, Section 4.03, Section 4.06, Section 4.14(b), Section 4.18, Section 5.08 and Section 5.09, each of which shall take effect on the date hereof, this Agreement shall take effect on the Closing Date and remain in effect until the earliest of:

(a) the date on which Altimo and Telenor Mobile each agree in writing to the termination of this Agreement;

(b) the date on which the Share Exchange Agreement is terminated in accordance with its terms prior to the Closing;

(c) the Cut-off Date, if the Closing has not occurred by 5:00 p.m. GMT on such date in accordance with the Share Exchange Agreement; and

(d) the date that is six (6) months after the date on which any Party delivers a notice described in Section 6.01 to the other Parties or any Party determines from a filing made with the SEC that either the Alfa Shareholders or the Telenor Shareholders, as the case may be, should have delivered a notice to the other Parties pursuant to Section 6.01.

6.03 Survival

Any termination of this Agreement pursuant to Section 6.02 shall be without prejudice to the rights, obligations or liabilities of any Party which shall have accrued or arisen prior to such termination. The provisions of ARTICLE I and Sections 3.02(f), 7.01, 7.08, 7.09, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16 and 7.17 shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.01 Aggregation of Shares; Joint and Several Liability

(a) All Shares owned or acquired by any Shareholder or its Affiliates shall be aggregated together for the purpose of determining the availability of any right under this Agreement.

(b) Except as otherwise specifically provided herein, to the extent permitted by Law, each Alfa Shareholder (other than the Altimo Minority Shareholders) hereby consents to and agrees that all representations, warranties, covenants, rights, liabilities and obligations of the Alfa Shareholders (other than the Altimo Minority Shareholders) under this Agreement shall be joint and several, whether so expressed or not, and the joint and several liability of the Alfa Shareholders (other than the Altimo Minority Shareholders) hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or legal status of any such Alfa Shareholder. For the avoidance of doubt, the representations, warranties, covenants, rights, liabilities and obligations of each Altimo Minority Shareholder are several and not joint.

(c) Except as otherwise specifically provided herein, to the extent permitted by Law, each Telenor Shareholder hereby consents to and agrees that all representations, warranties, covenants, rights, liabilities and obligations of the Telenor Shareholders under this Agreement shall be joint and several, whether or not so expressed, and the joint and several liability of the Telenor Shareholders hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or legal status of any Telenor Shareholder.

(d) Subject to Section 6.01, for so long as any Alfa Shareholder or any Controlled Affiliate of CTF remains a Shareholder, Altimo shall serve as the agent for the Alfa Shareholders hereunder and under the other Transaction Agreements; provided that if Altimo ceases to be a Shareholder or a Controlled Affiliate of CTF, the Alfa Shareholder at such time that owns the most Shares shall become the agent for the Alfa Shareholders in place of Altimo for all purposes hereunder.

(e) Subject to Section 6.01, for so long as any Telenor Shareholder or any Controlled Affiliate of Telenor ASA remains a Shareholder, Telenor Mobile shall serve as the agent for the Telenor Shareholders hereunder and under the other Transaction Agreements; provided that if Telenor Mobile ceases to be a Shareholder or a Controlled Affiliate of Telenor ASA, the Telenor Shareholder at such time that owns the most Shares shall become the agent for the Telenor Shareholders in place of Telenor Mobile for all purposes hereunder.

7.02 Specific Performance

The Parties hereby declare that it is impossible to measure in money the damages that will accrue to a Party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any Party shall, in accordance with Section 7.14, institute any proceeding to enforce specifically the provisions hereof, any Party against whom such proceeding is brought hereby waives the claim or defense therein that the Party instituting such proceeding has an adequate remedy at law or in damages, and the Party against whom such proceeding is brought shall not urge in any such proceeding the claim or defense that such remedy at law or in damages exists.

7.03 Further Assurances

From time to time, at any Party’s reasonable request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7.04 Certain Events

Each Party agrees that, unless otherwise provided herein in respect of Shares Transferred in compliance with the Transfer restrictions of ARTICLE III, this Agreement and all of the Shareholders’ obligations hereunder shall attach to each Shareholder’s Shares and shall be binding upon any Person to whom legal or beneficial ownership of such Shares shall pass to the extent permitted by Law, including with respect to Transfers to any Shareholder’s heirs, guardians, administrators or successors or spouse, as a result of any divorce. If any Shares are Transferred in violation of this Agreement, each Party hereby agrees that, to the extent permitted by applicable Law, it shall cause the Directors to refuse to register any such Transfer and it shall cause the Bye-Laws to empower the Directors to refuse to register any such Transfer.

7.05 Stop Transfer

Each Shareholder agrees with, and covenants to, the other Parties that such Shareholder shall not request that the Company or the Registrar register any Transfer (book-entry or otherwise) of any of such Shareholder’s Shares, unless such Transfer is made in compliance with this Agreement and the other Transaction Agreements.

7.06 Adjustments for Stock Splits, Etc.

Wherever in this Agreement there is a reference to a specific number of Shares, then, upon the occurrence of any subdivision, consolidation, combination or stock dividend of any class or series of shares in the Company, the specific number of Shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect of such subdivision, consolidation, combination or stock dividend on the outstanding Shares.

7.07 Severability

It is expressly understood and agreed that any condition or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall not affect the enforceability of the remaining terms and provisions hereof nor shall it affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.08 Integration; Proceedings

(a) This Agreement (including the Exhibits and Schedules attached hereto) and the other Transaction Agreements constitute the entire agreement and understanding of the Parties relating to the subject matter hereof and thereof, and supersede all prior agreements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

(b) Alfa and certain of its Affiliates, on the one hand, and Telenor and certain of its Affiliates, on the other, are parties to the Proceedings. If for whatever reason the Closing does not occur on or prior to the Cut-off Date or the Share Exchange Agreement is terminated on or prior to the Cut-off Date, nothing in this Agreement or any other Transaction Agreement shall limit or prevent any Party or any of its Affiliates from continuing to prosecute or defend any of the Proceedings, and in such event, (i) any Party may continue to prosecute or defend any Proceeding as if this Agreement did not exist, and (ii) the Parties agree not to seek, or permit their respective Affiliates to seek, a dismissal, stay, postponement or other similar relief in respect of any Proceeding by reason (in whole or in part) of this Agreement or any other Transaction Agreement.

7.09 Assignment

This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. Other than as expressly provided herein, this Agreement may not be assigned by any Party without the prior written consent of the other Parties.

7.10 Waiver; Requirement of Writing

This Agreement cannot be amended other than pursuant to a written agreement executed by each Party, and no performance, term or condition hereof may be waived in whole or in part except by a writing signed by the Party against whom enforcement of the waiver is sought or who is entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

7.11 Notices

Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by facsimile or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or facsimile, or when received if sent by mail or by courier, as follows:

If to the Company:

VimpelCom Ltd.

Victoria Place

31 Victoria Street

Hamilton HM 10

Bermuda

Facsimile No.: +441 494 4000

Attention: Ian Stone

If to Alfa:

Eco Telecom Limited

Suite 2, 4 Irish Place

Gibraltar

Facsimile No.: +350 200 419 88

Attention: Franz Wolf

with a copy to:

Altimo Holdings & Investments Ltd.

Savvinskaya nab., 11

Moscow 119435

Russia

Facsimile No.: +7 495 981 44 88

Attention: Yuri Musatov

with a copy to:

Altimo Cooperatief U.A.

Teleportboulevard 140

1043 EJ Amsterdam

The Netherlands

Facsimile No.: +31 20644 7011

Attention: Samantha Van Os

and to:

Jones Day

51 Louisiana Avenue, N.W.

Washington, DC 20001-2113

USA

Facsimile No.: +1 202 626 1700

Attention: Vladimir Lechtman

If to Telenor:

Telenor Mobile Communications AS

Snarøyveien 30

N-1331 Fornebu

Norway

Facsimile No.: +47 67 89 48 18

Attention: Jan Edvard Thygesen

with a copy to:

Advokatene i Telenor

Snarøyveien 30

N-1331 Fornebu

Norway

Facsimile No.: +47 67 89 24 32

Attention: Bjørn Hogstad

and to:

Orrick, Herrington & Sutcliffe (Europe) LLP

Tower 42, Level 35

25 Old Broad Street

London EC2N 1HQ

United Kingdom

Facsimile No.: +44 207 628 0078

Attention: Peter O’Driscoll

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

7.12 Expenses

Each Party shall pay its own expenses and costs incidental to its execution and delivery of this Agreement.

7.13 Applicable Law

This Agreement, and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or for the breach or alleged breach thereof, whether in contract, in tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction. For the avoidance of doubt, the Parties confirm that they are fully familiar with the provisions of Section 5-1401 of the New York General Obligations Law, and intend to bring this Agreement within the terms thereof.

7.14 Dispute Resolution

(a) Any and all disputes, controversies and claims between or among the Parties and arising under, relating to or in connection with, this Agreement, in any manner whatsoever, whether in contract, in tort, or otherwise, and including any dispute or controversy regarding the existence, validity or enforceability of this Agreement, or the arbitrability of any dispute, controversy or claim, and whether brought by a Party and/or any of its parents, Subsidiaries, Affiliates, officers, directors or agents, on the one hand, against a Party and/or any of its parents, Subsidiaries, Affiliates, officers, directors or agents, on the other hand, shall be settled by arbitration by a tribunal of three (3) arbitrators constituted and acting under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the “Rules”) in accordance with the following terms and conditions:

(i) In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(ii)(A) The seat of arbitration shall be London, England, unless otherwise agreed by the Parties, and the fact that hearings are held elsewhere shall not affect the seat of arbitration; and (B) notwithstanding Section 7.13, the arbitration proceeding itself shall be governed by the Arbitration Act 1996 of the United Kingdom and the procedural law of England relating to the conduct of arbitration proceedings.

(iii) The following procedures shall govern the selection of arbitrators:

(A) Where there is only one claimant party and one respondent party, the claimant party shall appoint one arbitrator in accordance with the Rules, the respondent party shall appoint one arbitrator in accordance with the Rules within thirty (30) days after the appointment of the first arbitrator, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the Rules within thirty (30) days after the appointment of the second arbitrator.

(B) In the event of an inability by the two party–nominated arbitrators to agree on a third arbitrator in accordance with Section 7.14(a)(iii)(A) above, the appointing authority for the third arbitrator shall be the LCIA (the “LCIA”), acting in accordance with such rules as it may adopt for such purpose. The LCIA shall use its best efforts to appoint such third arbitrator within thirty (30) days of an application being made for such purpose.

(C) Following the appointment by a claimant or claimants or a respondent or respondents of the first arbitrator in circumstances in which there is more than one claimant party or respondent party, the remaining claimants or respondents, as the case may be, shall attempt to agree between or among themselves on the appointment of a second arbitrator within thirty (30) days after the appointment of the first arbitrator, and to appoint such individual to serve as the second arbitrator. Should they (i) fail to so agree, and (ii) provide written notice of such disagreement within (30) days of the appointment of the first arbitrator, then, within ten (10) days after the date of the first such notice, any such claimant or respondent may nominate a candidate to serve as the second arbitrator. Within thirty (30) days after the end of such ten (10) day period for nominations, the LCIA shall choose one of the candidates so nominated to serve as the second arbitrator, in accordance with such rules as it may adopt for such purpose. The arbitration (including with respect to the appointment of the third arbitrator) shall thereafter proceed in accordance with this Section 7.14.

(iv) The English language shall be used as the written and spoken language for the arbitration proceeding and all matters connected to the arbitration proceeding.

(v) The arbitral tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitral tribunal may be specifically enforced by any court of competent jurisdiction. Each party to the arbitration proceeding retains the right to seek interim, provisional or conservatory measures in accordance with Section 7.14(b), and any such request shall not be deemed incompatible with the agreement to arbitrate or constitute a waiver of the right to arbitrate.

(vi) The award of the arbitral tribunal shall be final and binding on the parties to the arbitration proceeding.

(vii) The award of the arbitral tribunal may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction. For the avoidance of doubt, the Parties acknowledge and agree that a court of any jurisdiction where the assets of a Party against which enforcement is sought may be found is a court of competent jurisdiction, and the Parties irrevocably consent to the exercise of personal jurisdiction in any such court.

(b) Except for arbitration proceedings pursuant to Section 7.14(a), no action, lawsuit or other proceeding (other than proceedings for the confirmation or enforcement of an arbitration award, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement. Each Party irrevocably waives any right under the Arbitration Act 1996 of the United Kingdom to appeal any arbitration award to, or to seek determination of any question of law arising in the course of arbitration from, the Commercial Court.

(c) In order to facilitate the comprehensive resolution of related disputes, all claims between any of the Parties that arise under or in connection with this Agreement or any other Transaction Agreement may be brought in a single arbitration proceeding. Upon the request of any party to an arbitration proceeding constituted under this Agreement or any other Transaction Agreement, the arbitral tribunal shall consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement or any other Transaction Agreement, if (i) all parties concerned agree, or (ii) the arbitral tribunal determines that (A) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (B) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on the question of consolidation by the arbitral tribunal constituted hereunder and any other tribunal constituted under this Agreement or any other Transaction Agreement, or where an order for consolidation is given but there is no agreement on which tribunal shall remain constituted to hear the matter, the following provisions shall apply. Where the parties in the two proceedings are identical, the ruling of the arbitral tribunal constituted first in time shall control and such tribunal shall serve as the arbitral tribunal for the consolidated arbitration proceeding. Where the parties in the two proceedings are not identical, and subject always to clauses (i) and (ii) above, the ruling of the arbitral tribunal constituted first in time shall control, but a new arbitral tribunal for any consolidated arbitration proceeding shall be constituted in accordance with the provisions of Section 7.14(a)(iii)(A). For the purpose of the constitution of the arbitral tribunal under that provision, and without prejudice to any party’s rights under applicable limitation period, the consolidated arbitration will be considered to have been commenced on the date of receipt by all the parties of the order of consolidation. The Parties also expressly agree that any party to any other Transaction Agreement may, at the request of any party and with the consent of the party to be joined and the arbitral tribunal, be joined as a party to any arbitration proceeding commenced under this Agreement.

(d) Each Party irrevocably appoints Law Debenture Corporate Services Limited, located on the date hereof at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom, as its true and lawful agent and attorney to accept and acknowledge service of and all process against it in any action, suit or proceeding permitted by this Section 7.14, with the same effect as if such Party were a resident of England, and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service; provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Party by facsimile in accordance with Section 7.11. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in London reasonably satisfactory to the other Parties, with like powers. Each Party hereby irrevocably submits to (i) the non-exclusive jurisdiction of the Commercial Court in London, England in connection with any proceeding for the confirmation or enforcement of an arbitration award, and (ii) the exclusive jurisdiction of the Commercial Court in London, England in connection with any application for interim, provisional or conservatory measures in connection with an arbitration (in each case, as referred to in Section 7.14(b) above) or an action to compel arbitration (provided that each Party retains the right to file a motion to compel arbitration (or its equivalent) in a court other than the Commercial Court in London, England in response to an action commenced or a motion or application made by another Party or its agents, affiliates or representatives in such other court). Notwithstanding the foregoing, each Party agrees that it shall not, directly or indirectly, whether through any agent, Affiliate, Representative or otherwise, apply for any interim, provisional or conservatory measures in connection with an arbitration before any court located in the United States, the Russian Federation or Ukraine; provided, however, that nothing in this Section 7.14(d) shall preclude, in any manner whatsoever, any Party from seeking any such measure based upon (A) any order or judgment, whether provisional or final, of any English court or (B) any order, directive, award or ruling, whether interim or final, of any arbitral tribunal in any arbitration proceeding hereunder. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in the Commercial Court and any claim that any such action, suit or proceeding brought in the Commercial Court has been brought in any inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable law or to commence legal proceedings or otherwise proceed against another Party in any other jurisdiction in a manner not inconsistent with this Section 7.14(d).

(e) Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each Party hereby irrevocably waives, with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitration awards.

7.15 No Strict Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Agreements shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Agreement.

7.16 No Third Party Beneficiaries

Nothing in this Agreement will be construed as giving any Person, other than the Parties, their Permitted Transferees, and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

7.17 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement as of the date first above written.

VimpelCom Ltd.

By	/s/ Dmitry Egorov
Name:	Dmitry Egorov
Director

By	/s/ Lars Kristian Sonde
Name:	Lars Kristian Sonde
Director

Altimo Holdings & Investments Ltd.

By	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Director

Eco Telecom Limited

By	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Director

Altimo Cooperatief U.A.

By	/s/ Dmitry Egorov
Name:	Dmitry Egorov
Director

By	/s/ Eleonora Jongsma
Name:	Eleonora Jongsma
Director

Telenor Mobile Communications AS

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Authorized Signatory

Telenor East Invest AS

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Authorized Signatory

Signature Page to Shareholders Agreement

Schedule I – Shares
Schedule II – Procedures for Determination of Fair Market Value
Schedule 4.13 – Existing Agreements
Exhibit A – Form of Endorsement
Exhibit B – Authority Matrix
Exhibit C – Candidate Considerations
Exhibit D – Forms of Committee Charters

Exhibit A

Form of Endorsement

[date]

The undersigned, a transferee of Shares of VimpelCom Ltd. (the “Company”), hereby agrees to the terms and conditions of the Shareholders Agreement dated as of October 4, 2009 (the “Shareholders Agreement,” with terms defined in the Shareholders Agreement used herein as therein defined) between and among the Company, Altimo Holdings & Investments Ltd., Eco Telecom Limited, Telenor Mobile Communications AS, Telenor East Invest AS, Altimo Cooperatief U.A. and the Shareholders party thereto from time to time, and (a) agrees to be fully bound by the terms and conditions of the Shareholders Agreement as if the undersigned were an original signatory thereto, (b) makes as of the date hereof for the benefit of each of the other Parties to the Shareholders Agreement, each of the representations and warranties set forth below and (c) agrees to deliver to each other Party to the Shareholders Agreement, as soon as practicable (and in any event not later than seven (7) days after the date hereof), an original copy of this Endorsement. When executed and delivered, this Endorsement shall form a part of the Shareholders Agreement.

Information about the identities and ownership of each beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of the undersigned transferee is set forth in sufficient detail below.

The undersigned hereby represents and warrants as of the date hereof that:

1. Organization

If not a natural Person, the undersigned is duly organized and validly existing under the laws of its jurisdiction of organization, with corporate power and authority to carry on its business as it is currently being conducted and to own, lease and operate its Assets and Properties.

2. Authority

(a) The undersigned has full power and authority to enter into this Endorsement and to perform its obligations under the Agreement. The execution and delivery of this Endorsement by the undersigned has been duly and validly authorized and, if the undersigned is not a natural Person, no other corporate action on the part of the undersigned, its board of directors or its shareholders is necessary therefor.

(b) This Endorsement has been duly and validly executed and delivered by the undersigned and constitutes the legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally or by general equitable principles (whether applied by a court of law or equity).

3. No Conflicts

The execution, delivery and performance by the undersigned of this Endorsement and the compliance by the undersigned with all of the provisions hereof:

(a) if the undersigned is not a natural Person, will not conflict with or constitute a breach of any of the terms or provisions of, or a default under its charter, memorandum of association, articles of association, certificate of incorporation, by-laws or other like constitutive documents, as the case may be;

(b) will not conflict with or constitute a breach of any Contract or License to which the undersigned is a party or by which it or any of its Assets and Properties is bound, in each case, as in effect on the date hereof; and

(c) will not violate or conflict with any Order or law applicable to the undersigned, in each case, as in effect on the date hereof.

Exhibit A to Shareholders Agreement

4. Governmental Approvals and Filings

The execution, delivery and performance by the undersigned of this Endorsement, the compliance by the undersigned with all of the provisions hereof will not require any consent, approval, authorization, other Order or action of, or filing with or notice to, any Governmental Entity, except for such consents, approvals, authorizations or other Orders as have been obtained and are in full force and effect.

5. Legal Proceedings; Liability

There are no Actions pending to which the undersigned is a party or to which any of the Shares it owns or controls, beneficially or otherwise, is subject, which would, or would reasonably be expected to, result in the issuance of an Order which challenges the validity of this Endorsement, and, to the knowledge of the undersigned, no such Actions are threatened.

6. Shareholding

(a) The undersigned is the record holder and beneficial owner of the Shares specified below, which Shares constitute all of the Shares owned of record or beneficially by the undersigned and all of its Affiliates;

(b) except as otherwise disclosed in a schedule delivered together with this Endorsement and except or for any rights of the undersigned’s spouse, if any, arising by operation of law, no Person other than the undersigned has sole power of disposition and sole voting power with respect to any of the Shares specified below, and there are no restrictions on any such rights, other than such restrictions on transfer as arise under applicable United States federal securities laws and the terms and conditions of this Endorsement; and

(c) except as otherwise disclosed in a schedule delivered together with this Endorsement, its Shares are held free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements whatsoever, except for Liens arising under this Endorsement.

This Endorsement, and any dispute, controversy or claim arising out of, relating to or in connection with this Endorsement, or for the breach or alleged breach thereof, whether in contract, in tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction. For the avoidance of doubt, the undersigned confirms that it is fully familiar with the provisions of Section 5-1401 of the New York General Obligations Law, and intends to bring this Endorsement within the terms thereof.

[Name of Transferee]

By
Name:
Title:

Type and Number of Shares:

[         shares of              stock]

Information about the identities and ownership of each Beneficial Owner of the Transferee [specify]:

Exhibit A to Shareholders Agreement

Exhibit B

Authority Matrix

A. The Board

The following actions require the approval of the Board:

1.	Approval of the annual budget and business plan (the “Business Plan”) for the Group, subject to the special approval for the headquarters budget provided in Section 4.02(c).

2.	Those M&A Transactions contemplated in Section 4.07(c).

3.	The acquisition or construction of a capital asset not included in the Business Plan if the total expenditures by a Group Company would exceed US$50 million in the aggregate in one or several related transactions over one or several years (the “Authority Threshold”).

4.	Any suspension, cessation or abandonment of any activity which exceeded the Authority Threshold in revenues for the most recent fiscal year.

5.	Any Group Company’s exit from or closing of a business or business segment, or a down-sizing, reduction in force or streamlining of any operation, that results in cash expenditures outside the ordinary course of business for which the aggregate cash expense would exceed the Authority Threshold for any such projects or series of related projects.

6.	Any merger, consolidation, amalgamation, conversion, reorganization, scheme of arrangement, dissolution or liquidation (each, a “Fundamental Transaction”) involving any Group Company.

7.	Any sale of all or substantially all of the assets of any Group Company.

8.	Any financing transaction that exceeds the Authority Threshold between two or more Group Companies where one or more of the companies is not wholly-owned (directly or indirectly) by the Company.

9.	Any organizational or reporting changes to the management structure of the Company.

10.	Any Group Company incurring or guaranteeing any debt in an amount greater than the Authority Threshold.

11.	Any Group Company providing a guarantee of indebtedness or granting security in respect of indebtedness, in each case in an amount greater than the Authority Threshold.

12.	The payment of any dividends by a Group Company other than (i) dividends paid by a Group Company which is wholly-owned (directly or indirectly) by the Company or (ii) preferred dividends required by law or by the charter of such Group Company.

13.	Except for issuance of shares, or interest in shares, in connection with employee compensation awards (which authority will be delegated to the Board’s Compensation Committee), the issue or repurchase of any shares in the Company or securities convertible or exchangeable into shares or interests in shares of the Company, or the right to subscribe for any shares or securities of the Company, as well as the issue or repurchase of other forms of security of the Company, subject to the approval procedures and requirements set out in Section 4.07(b).

14.	Any change in the authorized or issued share capital of any Group Company if as a result of such change the shareholding of any person not forming part of the Group increases.

Exhibit B to Shareholders Agreement

15.	The approval of the audited accounts of any Group Company.

16.	The appointment of the auditors of any Group Company (other than the Company).

17.	The entry into any contract (whether by renewal or otherwise) or group of related contracts by any Group Company with a value, or requiring aggregate payments to or from that Group Company, in excess of the Authority Threshold.

18.	The entry into or continuation of any Related Party Agreement or transaction by any Group Company, subject to any additional requirements for disinterested director approval under applicable law, as further described in Section 4.07(b).

19.	The approval, amendment or variation of the Group’s exchange rates, hedging or futures policy to the extent that the CFO has determined such approval, amendment or variation could, in aggregate, have a financial impact on the Group in excess of the Authority Threshold in any financial year.

20.	Any Group Company’s initiation of any litigation, claim, arbitration or other legal matter that the Board or the Management Board believes is material to the reputation or operations of the Group or is expected at the time of initiation to result in counterclaims or a series of counterclaims exceeding the Authority Threshold.

21.	The settlement by the Group of any action, suit, claim or proceeding, including any investigation by a governmental authority, that would impose any material restrictions on the operations of the Group, or pursuant to which the amount to be paid by the Group, together with any other related expected financial impact, exceeds US$10 million per matter or series of related matters.

22.	Any Group Company’s entry into any lease obligation wherein the present value of the aggregate lease obligation as estimated by the CEO is greater than the Authority Threshold.

23.	Any Group Company’s entry into a transaction that is not specifically contemplated in the Business Plan involving the purchase, sale, lease or other acquisition or disposition of interests in land, buildings, fixtures, machinery, equipment and appurtenances in any case for consideration that exceeds the Authority Threshold in any transaction or series of related transactions.

24.	Any Group Company’s incurrence of incremental Indebtedness in an aggregate principal amount of greater than US$50 million per transaction (whether in the form of one or a series of related closings or transactions), other than under existing credit facilities previously approved by the Board.

25.	The entry into any management contract (whether by renewal or otherwise) by, or in relation to, any Group Company’s chief executive functions.

26.	The appointment, re-appointment or early termination of the employment of the CEO and any other Senior Executive.

27.	Amendments to the delegation of authority to the CEO and approval of delegations of authority to any executive officer.

28.	Voting of shares of any Group Company in respect of an election of directors of such company or any other matter subject to Board approval in accordance with this Part A of the Authority Matrix.

29.	Except in respect of ordinary course, routine matters, instructions to the CEO for voting or taking other Company action, in person or by proxy, at any meeting of shareholders (or with respect to any action of such shareholders) of any other corporation or entity in which the Group may hold securities and any exercise of rights and powers which the Group may possess by reason of its ownership of securities of such other corporation or entity.

Exhibit B to Shareholders Agreement

30.	Approval of any matter to be submitted to the Company’s shareholders for a vote.

31.	(i) Employment of such accountants, lawyers, investment bankers, consultants, independent contractors and other advisors, (ii) execution and delivery of such papers, documents and instruments, (iii) payment of such fees and other amounts, and (iv) commission of such acts, in each case as determined to be necessary or desirable in furtherance of the exercise of the Board’s authority.

32.	The appointment or termination of members of the Board to committees of the Board and the delegation of the Board’s authority to such committees, subject to the requirements of the Company’s constituent documents, which shall contain provisions relating to the composition and authority of the committees.

33.	The refusal to register the transfer of any Shares that were attempted to be transferred in violation of the Bye-Laws or this Agreement.

34.	Amendments to the charters of any committee of the Board, to the extent that any such amendments do not violate, circumvent or conflict with the Bye-Laws or this Agreement.

B. Shareholders

In addition to those matters required by Law or Exchange rule to be approved by a simple majority (or higher approval threshold) of the votes cast at any General Meeting, the following actions require the approval of a simple majority (unless a higher approval threshold is specifically stated herein) of the votes cast at any General Meeting:

1.	Any amendment to, or revision of, the Bye-Laws or the Company’s memorandum of association, including a change in the Company’s legal name, which will be subject to a 75% approval threshold.

2.	Any change in the authorized share capital of the Company, including the creation of a new superior share class.

3.	Any Fundamental Transaction involving the Company, which will be subject to a 75% approval threshold.

4.	Any M&A Transaction for which shareholder approval is contemplated in Section 4.07(b).

5.	Any sale of all or substantially all of the Company’s assets.

6.	Any issuance of securities of the Company that requires shareholder approval under the Exchange’s rules (including the Exchange’s rules regarding any equity issuance (i) to a related party in excess of 1% or 5% (as applicable) of the number of shares or voting power outstanding, (ii) of 20% or more of the voting power or of the shares outstanding unless such equity issuance is carried out through a public offering for cash or a bona fide private financing (as such term is defined in the Exchange’s rules) or (iii) that will result in a change of control of the Company).

7.	Any consolidation or subdivision of the Company’s share capital.

8.	Appointment of Company’s auditors.

9.	Loans to any director, which will be subject to a 90% approval threshold.

10.	The discontinuation of the Company to a jurisdiction outside Bermuda, which will be subject to a 75% approval threshold.

Exhibit B to Shareholders Agreement

C. Management Board

Other than those actions set forth in this Authority Matrix that require the approval of the Board or the Company’s shareholders or as otherwise required by applicable law, the Management Board has the authority to take the following actions, among others, without the approval of the Board or the Company’s shareholders, subject to Section 4.03(a):

1.	In respect of any item described in Part A of this Authority Matrix that is limited to matters exceeding the Authority Threshold, the Management Board shall have authority to take action in respect of each such matter to the extent that the Management Board determines in good faith that the maximum amount of any Group Company’s obligation or liability is limited to, or is not expected to exceed, the Authority Threshold.

2.	Any M&A Transaction that is specifically included in the Business Plan, or any other M&A Transaction with an aggregate value, when combined with all other such M&A Transactions approved by the Management Board without Board consent during any fiscal year, of less than the Authority Threshold.

3.	Any Group Company’s entry into ordinary course transactions permitted under existing credit, loan, debt or other borrowing facilities previously approved by the Board, including borrowings and repayments of principal and interest, including (i) draw-downs under existing revolving credit facilities, (ii) accelerated, unscheduled or other non-mandatory payments or pre-payments of principal or interest, and (iii) issuances of letters of credit and other credit enhancement or performance bonds or securities.

4.	Any Group Company’s grant of liens in, and other pledges of collateral to secure, any indebtedness which is approved by the Board or is under the authority granted to the Management Board as described above.

5.	Any Group Company’s incurrence of indebtedness in an aggregate principal amount of US$50 million or less per transaction (whether in the form of one or a series of related closings or transactions), other than under existing credit facilities previously approved by the Board.

6.	Any Group Company’s making of non-material changes to existing credit approved by the Board or under the authority granted to the Management Board as described above.

7.	Actions required to be taken in order for a Group Company to obtain or maintain all governmental approvals, licenses and permits.

8.	The settlement by the Group of any action, suit, claim or proceeding, including any investigation by a governmental authority, that would not impose any material restrictions on the operations of the Group, or pursuant to which the amount to be paid by the Group, together with any other related expected financial impact, is not expected to exceed US$10 million per matter or series of related matters. This authorization does not extend to matters which are subject to an internal investigation being coordinated by the Board or a committee of the Board or impacting any director in his personal capacity.

9.	Any Group Company’s entry into contracts for the purchase or lease of goods and services for use in the ordinary course of business (so long as in the ordinary course of business and consistent with past practice), except where the counterparty to any such contract is a director or officer of the Group or to their respective family members or Affiliates.

10.	Voting and otherwise taking action on behalf of the Company, in person or by proxy, at any meeting of shareholders (or with respect to any action of such shareholders) of any other corporation or entity in which a Group Company may hold securities and otherwise exercise any and all rights and powers which the Group may possess by reason of its ownership of securities of such other corporation or entity, acting in accordance with the instructions of the Board, to the extent required by Part A of this Authority Matrix.

Exhibit B to Shareholders Agreement

11.	Delegation of (including authority to sub-delegate and re-delegate) any authority of the Management Board set forth herein to any officer or employee or agent of a Group Company, or to any team, committee or other group that includes such officers or employees or agent.

12.	(i) Employment of such accountants, lawyers, investment bankers, consultants, independent contractors and other advisors, (ii) execution and delivery of such papers, documents and instruments, (iii) payment of such fees and other amounts, and (iv) commission of such acts, in each case as determined to be necessary or desirable in furtherance of the exercise of the Management Board’s authority.

13.	Such other ordinary course of business activities as are customarily within the authority of a Management Board and are not reserved for the Board or a Committee of the Board and such other authority as is delegated to the Management Board by the Board or any Committee of the Board from time to time.

Exhibit B to Shareholders Agreement

Exhibit C

Unaffiliated Director Considerations

A. Unless otherwise specified, each item listed below shall be a requirement for an Unaffiliated Director candidate selected by the Search Consultant:

1. Unaffiliated.

2. Fluency in English.

3. Ability and willingness to travel to attend Board meetings on a regular basis.

4. Ability and willingness to serve on the Nominating Committee, the Audit Committee, the Compensation Committee and any other committee of the Board.

5. Ability and willingness to serve as Chairman of the Board.

6. Experience in telecommunications is a plus, but not a requirement.

B. Up to and until the end of the first fiscal year in which the Group derives more than 33% of its consolidated revenue from sources outside Russia and Ukraine, (i) at least five (5) of the Unaffiliated Director candidates selected by the Search Consultant shall be required to meet the criteria specified in item B.1 below for the initial Board, and at least six (6) of the candidates thereafter, and of those candidates, at least four (4) must also be conversant in Russian; and (ii) at least five (5) of the Unaffiliated Director candidates selected by the Search Consultant shall be required to meet the criteria specified in item B.2 below for the initial Board, and at least six (6) of the candidates thereafter:

1. Meaningful experience in Russia, Ukraine or countries in the CIS where the Company is operational and preferably other emerging markets (as a senior executive or as a director).

2. Experience as a senior executive or director in a large, publicly traded international company (with annual revenues exceeding US$3 billion) that is listed in Western Europe, North America, Japan, Singapore, Hong Kong or Australia.

CEO Considerations

Unless otherwise specified, each item listed below shall be a requirement for a CEO candidate selected by the Search Consultant:

1. Unless otherwise agreed by Telenor and Alfa, Unaffiliated.

2. Fluency in English.

3. Ability and willingness to immediately relocate to the Netherlands.

4. Meaningful experience as a senior executive in emerging markets, with a preference for experience in Russia, Ukraine or countries in Central and Eastern Europe.

5. Meaningful experience as a senior executive in a large international company (with annual revenues exceeding US$3 billion).

6. Experience in telecommunications or consumer goods is a plus, but not a requirement.

7. Ability to travel extensively on business.

8. Russian language capability is a plus, but not a requirement; provided that, following the end of the first fiscal year in which the Group derives less than 67% of its consolidated revenue from sources inside Russia and Ukraine, this requirement shall not apply.

9. General qualities expected of a CEO, including leadership, experience, communication and other skills.

Exhibit C to Shareholders Agreement

Exhibit D

Forms of Committee Charters

Exhibit D to Shareholders Agreement

VimpelCom Ltd.

Nominating and Corporate Governance Committee Charter

Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) is to assist in the selection of Unaffiliated Directors for VimpelCom Ltd. (the “Company”) and advise the Company’s Supervisory Board (the “Board”) regarding the fulfillment of the its corporate governance responsibilities. The Committee’s responsibilities shall be to: (a) identify individuals qualified to serve as members of the Board and recommend to the Board such individuals that the Committee believes should be nominated for election or re-election to the Board, (b) make recommendations to the Board concerning committee structure, membership and operations (including the advisability of allowing any committee to delegate to subcommittees), (c) develop and advise the Board on the adoption of a set of corporate governance guidelines, including a code of ethics applicable to the Company’s senior executive officers and a code of ethics applicable to the conduct of the Company’s business, (d) periodically review the Company’s corporate governance guidelines and codes of ethics and (e) conduct an annual evaluation of the Board and its committees. Capitalized terms used without definition in this Charter have the meanings assigned to such terms in the Company’s Bye-laws.

Membership

The Committee shall consist of three members. In accordance with the Company’s Bye-laws, the Committee’s composition shall be comprised of directors who each qualify as Unaffiliated and Independent.

Subject to the Committee composition requirements contained in the Bye-laws, Committee members shall be appointed or re-appointed annually, at the first Board meeting following each annual general meeting of the Company, by the affirmative vote of at least five members of the Board. Each Committee member shall serve until his or her successor is duly appointed and qualified, subject to earlier resignation, retirement or removal by the Board. Subject to the above requirements, the Company’s Bye-laws and the requirements for the Committee’s composition contained in the Shareholders Agreement, the Board shall have the power at any time to change the Committee’s membership and to fill any vacancies on the Committee.

Meetings

The Committee generally will meet at least twice per year at such time and place as are determined by a consensus of the Committee, with special meetings on an as needed basis as developing circumstances may require. The same procedural rules concerning notice of meetings, action by means of written consent or telephonic meetings and other procedural matters shall apply to Committee meetings as apply to Board meetings pursuant to the Company’s Bye-laws. The presence of at least two Committee members at all times shall be required to transact business at Committee meetings, and the affirmative vote of at least two Committee members shall be required to authorize any action or recommendation of the Committee. Meetings may be called by the chairman of the Committee (if one is appointed by the Board) or by the chairman of the Board. Unless otherwise authorized by an amendment to this Charter, the Committee shall not delegate any of its authority to any subcommittee.

Authority and Responsibilities

The Committee shall have the following specific authority and responsibilities (in addition to any others that the Board may from time to time delegate to the Committee), in each case, subject to any rights conferred on the Company’s shareholders by applicable law or the Company’s Bye-laws:

Board Composition

1.	The Committee shall consider and make recommendations to the Board regarding the authority and duties of the Board.

Exhibit D to Shareholders Agreement

2.	Each year, the Committee shall identify and select candidates to serve as members of the Board in accordance with Bye-Law 39 of the Company’s Bye-laws. The Board shall consist of nine Directors: three who are nominated by one Nominating Shareholder; three who are nominated by the other Nominating Shareholder; and three Unaffiliated Directors. At least six months prior to the proposed date of the annual general meeting of the Company’s shareholders, the Committee shall request nominations from the Nominating Shareholders for the six candidates to become the Nominated Directors. If, at that time, at least two of the Nominated Directors previously nominated by each Nominating Shareholder (for a total of four Nominated Directors) propose to the Committee that the three then-current Unaffiliated Directors each serve another term as a Director, and each Unaffiliated Director agrees to serve another term as a Director, then the Committee shall accept such recommendation. If such a proposal is not received, or if any then-current Unaffiliated Director does not so agree, the Committee shall engage a Search Consultant to identify candidates to become Unaffiliated Directors. The Committee shall request from the Search Consultant a proposal for ten candidates who meet the candidate considerations set out in Bye-law 41.2 to become the three Unaffiliated Directors (which proposal shall include all then-current Unaffiliated Directors unless any Unaffiliated Director explicitly requests not to be considered for another term). Each Nominating Shareholder may propose up to three candidates to the Search Consultant but the Search Consultant shall not be required to include any such candidate in its proposal. As soon as possible after the Committee receives the Search Consultant’s proposal, it shall provide a copy of the proposal to the Board and convene a single committee meeting that shall include both of the Nominated Directors who are members of the Committee. The Committee shall remove three proposed candidates at the request of each Nominating Shareholder in a process where each Nominating Shareholder alternates in removing one candidate at a time, and continuing sequentially until up to six candidates have been eliminated (and the Nominating Shareholders shall alternate, in even and odd numbered calendar years, in selecting the first candidate to be removed, as provided in Section 4.06(c) of the Shareholders Agreement). The Committee shall then select three candidates from the remaining list of four candidates as its recommendation to become the three Unaffiliated Directors.

3.	Based on the Committee’s recommendation of the candidates to become the three Unaffiliated Directors and the six Nominated Directors, the Board will submit to the Company’s shareholders such nine candidates for election to the Board.

4.	If an Unaffiliated Director dies, is disabled such that he is unable to continue in his office as an Unaffiliated Director, is disqualified, is removed as a director or resigns, the Committee will work with a Search Consultant as promptly as practical to identify and select a candidate who satisfies the applicable Candidate Considerations to serve as an Unaffiliated Director until a candidate may be elected in accordance with procedures set forth above at the next annual General Meeting.

5.	In evaluating candidates for membership on the Board, the Committee shall take into account all factors it considers appropriate in addition to the Candidate Considerations, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board.

6.	The Committee shall conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates for election to the Board.

7.	The Committee shall consider written recommendations from the Company’s shareholders (other than those shareholders party to the Shareholders Agreement) regarding potential nominees for election as Unaffiliated Directors that are addressed to the Committee and made in accordance with Bye-law 41.5. Any such recommendations shall be provided to the Search Consultant for inclusion in the Search Consultant’s list of proposed candidates to become an Unaffiliated Director.

8.	The Committee shall review the suitability of continued service of each Board member when such member’s circumstances change, including business or professional affiliations or responsibilities, and shall consider questions of independence and possible conflicts of interests of members of the Board and the Company’s senior executives.

Exhibit D to Shareholders Agreement

Committee Composition

9.	The Committee shall annually review and reassess the performance, operations and Charter of each committee of the Board (including any authority of a committee to delegate to a subcommittee) and the performance of each committee member and recommend any changes considered appropriate in the size, authority, duties, operations, Charter, membership and composition of each committee.

10.	The Committee shall identify directors qualified to fill any vacancies created on a committee of the Board (including the Committee) and recommend that the Board appoint the identified director(s) to the respective committee, taking into account any required qualifications set forth in the committee’s Charter, the needs of the committee in light of its purpose and responsibilities, the existing composition of the committee and any other factors the Committee deems appropriate.

Corporate Governance

11.	The Committee shall assist the Board in developing, reviewing, adopting a set of corporate governance guidelines appropriate for a foreign private issuer listed on the NYSE and operating in emerging markets, including a code of ethics applicable to the Company’s senior executives, a code of ethics applicable to the conduct of the Company’s business, an insider trading policy appropriate for a company incorporated in Bermuda and trading on the NYSE, and related party transaction rules. The Committee shall be responsible for approving any waivers of the corporate governance guidelines sought by members of the Board or the Company’s senior executives and, if required, confirm that any waivers of the corporate governance guidelines are promptly disclosed to the Company’s shareholders.

12.	The Committee shall review and assess at least annually the corporate governance guidelines and make recommendations to the Board for modifications to those guidelines on the basis of such review and assessment.

Board Performance

13.	The Committee shall conduct an annual evaluation of the Board to determine whether it is functioning effectively and meeting its objectives and goals. The Committee shall solicit comments from all directors, the Company’s senior executives and any other persons it deems appropriate and shall report its conclusions and recommendations for maximizing the Board’s effectiveness to the Board.

14.	The Committee shall oversee and review the Company’s processes for providing information to the Board, assessing the channels through which the Board receives information and the quality and timeliness of the information received to ensure that the Board obtains sufficiently comprehensive, accurate and detailed information in a timely fashion

CEO Performance

15.	The Committee shall conduct an annual evaluation of the Company’s Chief Executive Officer, including an assessment of his or her achievement of corporate and personal performance goals and objectives for the relevant fiscal year. The Committee shall coordinate its assessment with the Board and the Compensation Committee of the Board for purposes of compensation decisions and shall report its conclusions and recommendations to the Board.

Performance Evaluation

16.	The Committee shall review its own performance and reassess the adequacy of this Charter at least annually in such manner as it deems appropriate, and submit any recommendations for change to the Board for approval.

Exhibit D to Shareholders Agreement

Retention of Consultants and Advisors; Investigations

17.	The Committee shall have sole authority to retain and terminate any Search Consultant to be used to identify director candidates, including authority to approve the Search Consultant’s fees and other terms of engagement.

18.	The Committee shall have the authority, without having to seek Board approval, to obtain, at the Company’s reasonable expense, advice and assistance from internal or external legal, accounting or other advisors as it deems advisable, and to retain and terminate such advisors to the Committee without seeking Board approval. The Committee shall keep the Company’s Chief Financial Officer advised as to the general range of anticipated expenses for outside consultants.

19.	The Committee shall have the authority to conduct or authorize investigations into or studies of any matters within the Committee’s scope of responsibilities.

Structure and Operations

By the affirmative vote of at least five members of the Board, the Board shall designate one member of the Committee to act as its chairman. The chairman, with input from the other Committee members and, where appropriate, management, shall set and distribute agendas and background materials for each Committee meeting. Except as expressly provided in this Charter, the Company’s Bye-laws or the Company’s corporate governance guidelines, or as required by law, regulation or NYSE listing requirements, the Committee shall set its own rules of procedure.

The Committee may request that any directors, officers or other employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. Attendance by any directors who are not members of the Committee shall be on a non-voting basis. The Committee may exclude from its meetings anyone the Committee deems appropriate.

The Committee shall maintain minutes or other records of its meetings and shall give regular reports to the Board on these meetings and such other matters as required by this Charter or as the Board shall from to time specify. Reports to the Board may take the form of oral reports by the chairman of the Committee or any other Committee member designated by the Committee to give such report.

Amendment of this Charter

Any amendment to this Charter must approved by the affirmative vote of at least six members of the Board.

Availability

This Charter will be made available on the Company’s website at www.    .com.

Exhibit D to Shareholders Agreement

VimpelCom Ltd.

Compensation Committee Charter

Purpose

The purpose of the Compensation Committee (the “Committee”) is to assist and advise the Supervisory Board (the “Board”) of VimpelCom Ltd. (the “Company”) in discharging its responsibilities with respect to compensation for members of the Board and the Company’s senior executives, employees and consultants, as well as selecting candidates for the Company’s Chief Executive Officer (the “CEO”). The Committee has overall responsibility for approving and evaluating the Company’s director and executive compensation and benefit plans, policies and programs and supervising the administration of the Company’s equity incentive plans and other compensation and incentive programs. In addition, the Committee has responsibility and authority for reviewing and recommending action to the Board in respect of any contract providing a direct or indirect benefit to any director, officer or shareholder of the Company or any of its Subsidiaries, or any of their respective family members or affiliates. Capitalized terms used without definition in this Charter have the meanings assigned to such terms in the Company’s Bye-laws.

Membership

The Committee shall consist of three members. In accordance with the Bye-laws, the Committee’s composition shall be comprised of at least one member nominated to the Board by each Nominating Shareholder and one member who qualifies as Unaffiliated and Independent.

Subject to the Committee composition requirements contained in the Bye-laws, Committee members shall be appointed or re-appointed annually, at the first Board meeting following each annual general meeting of the Company, by the affirmative vote of at least five members of the Board. Each Committee member shall serve until his or her successor is duly appointed and qualified, subject to earlier resignation, retirement, removal by the Board or removal pursuant to Bye-law 51.3(f). Subject to the above requirements, the Company’s Bye-laws and the requirements for the Committee’s composition contained in the Shareholders Agreement, the Board shall have the power at any time to change the Committee’s membership and to fill any vacancies on the Committee, and the Company’s shareholders shall have the power to fill any vacancy resulting from the removal of the Committee’s Unaffiliated and Independent member pursuant to Bye-law 51.3(f).

Meetings

The Committee generally will meet at least twice per year at such time and place as are determined by a consensus of the Committee, with special meetings on an as needed basis as circumstances may require. The same procedural rules concerning notice of meetings, action by means of written consent or telephonic meetings and other procedural matters shall apply to Committee meetings as apply to Board meetings pursuant to the Company’s Bye-laws. The presence of at least two Committee members at all times shall be required to transact business at Committee meetings, and the affirmative vote of at least two Committee members shall be required to authorize any action or recommendation of the Committee. Meetings may be called by the chairman of the Committee (if one is appointed by the Board) or by the chairman of the Board. Unless otherwise authorized by an amendment to this Charter, the Committee shall not delegate any of its authority to any subcommittee.

Authority and Responsibilities

The Committee shall have the following specific authority and responsibilities (in addition to any others that the Board may from time to time delegate to the Committee), in each case, subject to any rights conferred on the Company’s shareholders by applicable law or the Company’s Bye-laws:

Compensation and Incentive Plans

1.	Review from time to time, modify if necessary, and approve: (a) the Company’s corporate goals and objectives relevant to executive compensation and (b) the structure of the Company’s

Exhibit D to Shareholders Agreement

executive compensation to ensure that such structure is appropriate to achieve the Company’s objectives of rewarding the Company’s executives appropriately for their contributions to the Company’s growth and profitability and the Company’s other goals and objectives and linking the interests of the Company’s executives to the long-term interests of the Company’s equity owners through a mix of long-term and short-term incentives and features that include downside risk, as well as upside potential.

2.	Annually evaluate the compensation (and performance relative to compensation) of the CEO and determine the amounts and individual elements of the CEO’s total compensation consistent with the Company’s corporate goals and objectives and, to the extent desired or required by the rules of the NYSE or any other applicable regulations, communicate annually to shareholders the factors and criteria on which the CEO’s compensation for the last year was based, including the relationship of the Company’s performance to the CEO’s compensation. In determining the long-term incentive component of the CEO’s compensation, the Committee should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in prior years.

3.	Annually evaluate (in conjunction with the CEO) the compensation (and performance relative to compensation) of the Company’s other executives and approve the individual elements of total compensation for each such person and, to the extent desired or required by the rules of the NYSE or other applicable regulations, communicate annually to shareholders the specific relationship of the Company’s performance to executive compensation.

4.	Periodically evaluate the terms and administration of the Company’s annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with the Company’s goals and objectives as to participation in such plans, target annual incentive awards, corporate financial goals, actual awards paid to the Company’s executives, and total funds reserved for payment under the compensation plans.

5.	Periodically evaluate (and approve any proposed amendments to) existing equity-related plans and evaluate and approve the adoption of any new equity-related plans and determine when it is necessary (based on advice of the Company’s counsel) or otherwise desirable: (a) to modify, discontinue or supplement any such plans; or (b) to submit such amendment or adoption to a vote of the full Board and/or the Company’s shareholders.

6.	Periodically evaluate the compensation of directors of the Company or any of its Subsidiaries, including for service on Board committees and taking into account the compensation of directors at other comparable companies, and make recommendations to the Board regarding any adjustments in director compensation that the Committee considers appropriate.

7.	Approve annual retainer and meeting fees for members of the Board and membership on committees of the Board and fix the terms and awards of any equity-related compensation for members of the Board.

8.	Approve revisions to the Company’s executive salary range structure, annual salary increase guidelines, and discuss all such compensation arrangements with the CEO.

9.	Periodically evaluate the Company’s employee benefit programs and approve any significant changes therein and determine when it is necessary (based on advice of counsel) or otherwise desirable to submit any such changes to a vote of the full Board and/or the Company’s shareholders.

CEO Selection

10.	On the Board’s instruction, the Committee shall identify and select candidates to serve as the CEO in accordance with Bye-Law 51 of the Company’s Bye-laws. The Committee shall select and engage on commercially reasonable terms a Search Consultant to identify up to five candidates to become CEO who meet the candidate considerations set out in Bye-law 51.4. Any Nominating Shareholder may suggest candidates to the Search Consultant for inclusion in the proposal to the Committee.

Exhibit D to Shareholders Agreement

11.	Based on the Committee’s identification of individuals qualified to serve as the CEO in accordance with Bye-Law 51 of the Company’s Bye-laws, the Committee shall use its best efforts to unanimously agree on one candidate to recommend to the Board as the Committee’s proposed candidate for the CEO position. If the Committee is unable unanimously to agree on a single candidate, the Committee shall reduce the list to a maximum of two candidates, with at least one candidate supported by each Nominating Shareholder, for recommendation to the full Board.

12.	If no candidate is selected by the Board and the Company’s shareholders select an Unaffiliated and Independent member of the Committee in accordance with Bye-law 51.3(f), and if both of the two candidates for CEO who had been previously proposed to and considered by the Board in accordance with Bye-laws 51.2 and 51.3(c) are still under consideration, a meeting of the Committee shall be held as soon as practicable at which such candidates shall be considered by the Committee. The candidate receiving two or more affirmative votes of members of the Committee present and voting shall be appointed as the CEO without the need for any further consideration, approval or determination by the Board, or any other person. If no such candidate receives two affirmative votes of members of the Committee, the selection process shall be re-commenced as soon as practicable in accordance with Bye-law 51.2. If, following the shareholder selection of a member of the Committee in accordance with Bye-law 51.3(f), either or both of the two candidates for CEO who have been previously proposed to and considered by the Board in accordance with Bye-laws 51.2 and 51.3(c) are no longer under consideration, then the selection process shall be re-commenced as soon as practicable in accordance with Bye-laws 51.2 and 51.3(a) to (d); provided that if following the completion of such process, no CEO has been selected, a meeting of the Committee shall be held as soon as practicable at which such candidates shall be considered by the Committee. The candidate receiving two or more affirmative votes of members of the Committee present and voting shall be appointed as the CEO.

13.	In evaluating candidates for the CEO position, the Committee shall take into account all factors it considers appropriate in addition to the Candidate Considerations, which may include strength of character, mature judgment, demonstrated leadership abilities, career specialization, relevant technical skills, diversity and communication skills.

14.	The Committee shall conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates for the CEO position.

Other Actions

15.	In addition to having the authority to select, retain and terminate a Search Consultant, the Committee shall have sole authority to retain and terminate any compensation consultant that may be engaged to assist in evaluating the compensation of the Company’s directors, the CEO or other executives of the Company and its Subsidiaries and to approve such consultant’s fees and other terms of retention.

16.	Perform an annual self-evaluation of the Committee’s performance and annually reassess the adequacy of and, if appropriate, propose to the Board any desired changes in this Charter.

Structure and Operations

By the affirmative vote of at least five members of the Board, the Board shall designate one member of the Committee to act as its chairman. The chairman, with input from the other Committee members and, where appropriate, management, shall set and distribute agendas and background materials for each Committee meeting. Except as expressly provided in this Charter, the Company’s Bye-laws or the Company’s corporate governance guidelines, or as required by law, regulation or NYSE listing requirements, the Committee shall set its own rules of procedure.

The Committee may request that any directors, officers or other employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. Attendance by any directors who are not members of the Committee shall be on a non-voting basis. The Committee may exclude from its meetings anyone the Committee deems appropriate.

Exhibit D to Shareholders Agreement

The Committee shall maintain minutes or other records of its meetings and shall give regular reports to the Board on these meetings and such other matters as required by this Charter or as the Board shall from to time specify. Reports to the Board may take the form of oral reports by the chairman of the Committee or any other Committee member designated by the Committee to give such report.

Amendment of this Charter

Any amendment to this Charter must approved by the affirmative vote of at least six members of the Board.

Availability

This Charter will be made available on the Company’s website at www.    .com.

Exhibit D to Shareholders Agreement

VimpelCom Ltd.

Audit Committee Charter

Purpose

The purpose of the Audit Committee (the “Committee”) is to assist and advise the Supervisory Board (the “Board”) of VimpelCom Ltd. (the “Company”) in fulfilling its responsibility to oversee: (a) the integrity of the Company’s financial statements and its financial reporting to any governmental or regulatory body and the public; (b) the performance of the Company’s internal audit function; (c) the qualifications, engagement, compensation, independence and performance of the Company’s independent auditors, their conduct of the annual audit of the Company’s financial statements, and their engagement to provide any other services; and (d) compliance with the Company’s legal and regulatory requirements. Capitalized terms used without definition in this Charter have the meanings assigned to such terms in the Company’s Bye-laws.

The Committee shall provide a forum for private and direct communications between Committee members and the Company’s independent auditors, internal auditors and senior financial management. The Committee shall serve as a channel of communication to the Board for the Company’s independent auditors and internal auditors. In addition, the Committee will establish procedures to receive, retain and treat complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

The Committee’s function is oversight, while the Company’s senior executives are responsible for the preparation, presentation and integrity of the Company’s financial statements. The Company’s management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. In fulfilling their responsibilities hereunder, it is recognized that the Committee’s members are not full-time employees of the Company and, as such, it is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures. Each Committee member shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by the Company’s senior executives, legal counsel, independent auditors or others with professional or expert competence.

Membership

The Committee shall consist of three members. In accordance with the Company’s Bye-laws, the Committee shall be comprised of at least one member nominated to the Board by each Nominating Shareholder and one member who qualifies as Unaffiliated. All Committee members shall satisfy the requirements of Rule 10A-3 under the United States Securities Exchange Act of 1934, as amended. It is preferable, but not required, that all Committee members meet the NYSE’s financial literacy requirements. It is preferable, but not required, that at least one Committee member should meet the NYSE requirement of having accounting or related financial management expertise. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.

Committee members shall be appointed or re-appointed annually, at the first Board meeting following each annual general meeting of the Company, by the affirmative vote of at least five members of the Board. Each Committee member shall serve until his or her successor is duly appointed and qualified, subject to earlier resignation, retirement or removal by the Board. Subject to the above requirements, the Company’s Bye-laws and the requirements for the Committee’s composition contained in the Shareholders Agreement, the Board shall have the power at any time to change the Committee’s membership and to fill any vacancies on the Committee.

Exhibit D to Shareholders Agreement

Meetings

The Committee generally will meet at least four times per year, at such time and place as are determined by a consensus of the Committee, with special meetings on an as needed basis as circumstances may require. The Committee shall meet at least quarterly with the internal auditor and the independent auditor in separate executive sessions to provide the opportunity for full and frank discussion without members of the Company’s senior management present. The same procedural rules concerning notice of meetings, action by means of written consent or telephonic meetings and other procedural matters shall apply to Committee meetings as apply to Board meetings pursuant to the Company’s Bye-laws. The presence of at least two Committee members at all times shall be required to transact business at Committee meetings, and the affirmative vote of at least two Committee members shall be required to authorize any action or recommendation of the Committee. Meetings may be called by the chairman of the Committee (if one has been appointed) or by the chairman of the Board. Unless otherwise authorized by an amendment to this Charter, the Committee shall not delegate any of its authority to any subcommittee.

Authority and Responsibilities

The Committee shall have the following specific authority and responsibilities (in addition to any others that the Board may from time to time delegate to the Committee), in each case, subject to any rights conferred on the Company’s shareholders by applicable law or the Company’s Bye-laws:

Relationship with Independent Auditors

1.	The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors and any other accounting firm engaged to perform audit, review or attest services (including the resolution of any disagreements between management and any auditor regarding financial reporting). The independent auditors and any other such accounting firm will report directly to the Committee.

2.	The Committee will annually review the qualifications, performance and independence of the Company’s independent auditors. The Committee’s evaluation shall also include the review and evaluation of the lead partner of the independent auditors. In conducting this review, the Committee shall obtain and review a report from the independent auditors describing: (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (c) all relationships between the independent auditors and the Company. The Committee will actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors or the lead audit partner. The Committee shall discuss with the independent auditors the rotation of the lead audit partner or other members of the independent auditors’ audit team. The Committee periodically shall consider whether it is appropriate to rotate the independent auditors. The Committee will also confer with the Company’s management and internal auditors in reviewing the qualifications, performance and independence of the independent auditors. The Committee shall present its conclusions and recommendations to the Board.

3.	The Committee shall pre-approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The chairman of the Committee (if one has been appointed) may pre-approve any proposed engagements that arise between Committee meetings, provided that any such decision is presented to the full Committee at its next scheduled meeting.

4.	The Committee shall endeavor to meet in a private session, in person or by telephone, with the independent auditors at each regularly scheduled in-person Committee meeting.

5.	The Committee shall review with the independent auditors the planning, staffing and scope of their examination with emphasis on accounting and financial areas where the Committee, management or the accountants believe special attention should be directed.

Exhibit D to Shareholders Agreement

6.	The Committee shall review with the independent auditors:

a.	results of their audit, including their opinion on the financial statements;

b.	their consideration of the internal control structure and their evaluation regarding the adequacy of those controls over the financial reporting process, including computer controls and security, as well as special audit steps, if any, adopted in light of material control issues;

c.	critical accounting policies and practices;

d.	any audit problems or difficulties and management’s response, including (i) accounting adjustments noted or proposed by the independent auditors but not recorded, (ii) issues discussed with the independent auditors’ national office, (iii) any management or internal control letter issued or proposed to the Company by the independent auditors, (iv) significant disagreements, if any, with management, and (v) any restrictions on the scope of activities or on access to requested information; and

e.	other matters related to the conduct of the annual audit or the review of quarterly financial results required to be communicated to the Committee under applicable law, auditing standards or other professional accounting standards.

Relationship with the Internal Auditors

7.	The Committee shall review and consult with management in management’s appointment, compensation, replacement, reassignment and dismissal of the Company’s internal audit executive.

8.	The Committee shall endeavor to meet in a private session with the Company’s internal audit executive at each regularly scheduled in-person Committee meeting.

9.	The Committee shall review the internal auditors’ objectives, resources and effectiveness, and their annual audit plan, including their coordination with the examination performed by the independent auditors. The Committee also shall review such matters with the independent auditors.

10.	The Committee shall review the results of the internal auditors’ activities for each year, including the internal auditors’ evaluation of the Company’s internal control structure and the adequacy of those controls over the financial reporting process, including computer controls and security.

Relationship with Management

11.	The Committee shall endeavor to meet in a private session with management at each regularly scheduled in-person Committee meeting, including regular meetings in private sessions with the Company’s General Counsel regarding legal compliance matters (including violations of law and breaches of fiduciary duties).

12.	The Committee shall review management’s consideration of the internal control structure and management’s evaluation regarding the adequacy of those controls over the financial reporting process, including computer controls and security. The Committee also shall review and discuss management’s annual report required by the applicable rules of the Securities and Exchange Commission (the “SEC”) with respect to the Company’s internal controls, and the process by which the report is produced.

13.	Before publication, the Committee shall review and discuss with management and the independent auditors the annual financial statements and quarterly financial statements, related footnotes and related disclosures, including the accompanying management’s discussion and analysis of financial condition and results of operations. The Committee also shall review and discuss the Chief Executive Officer and Chief Financial Officer’s annual certification required by the SEC’s rules with respect to the Company’s financial statements and reports and other

Exhibit D to Shareholders Agreement

matters filed with the SEC, as well as management’s annual certification required by NYSE rules with respect to compliance with listing standards, and the process by which these certifications are produced.

14.	The Committee shall discuss with management and the independent auditors earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

15.	The Committee shall discuss all critical accounting policies and practices, and any significant changes in selection or application of accounting principles proposed by management, as well as significant accounting accruals, reserves or other estimates made by management.

16.	The Committee shall discuss any other analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

17.	The Committee shall discuss the significant accounting, reporting, regulatory and other developments affecting the Company’s annual and quarterly financial statements, related footnotes and related disclosures.

18.	The Committee shall review the effect of any off-balance sheet structures on the Company’s annual and quarterly financial statements, related footnotes and related disclosures.

19.	The Committee shall review management letter comments received and management’s response to/implementation of the comments.

20.	The Committee shall periodically review with the General Counsel significant litigation and regulatory matters involving the Company and review with the General Counsel and independent auditors related disclosures made in the annual financial statements and related footnotes.

Other

21.	The Committee shall discuss periodically management’s policies with respect to risk assessment and risk management, and discuss periodically with the independent auditors, management and internal auditors significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Committee shall discuss periodically management’s procedures regarding disaster recovery and business continuity and the Company’s insurance programs.

22.	The Committee shall regularly evaluate whether there are any emerging issues which the Committee should become involved with in the future.

23.	The Committee shall establish a Company policy for the hiring of employees or former employees of the independent auditors.

24.	The Committee shall review its own performance and reassess the adequacy of this Charter at least annually in such manner as it deems appropriate, and submit any recommendations for change to the Board for approval.

25.	The Committee shall have the authority, without having to seek Board approval, to obtain, at the Company’s reasonable expense, advice and assistance from internal or external legal, accounting or other advisors as it deems advisable, and to retain and terminate such advisors to the Committee without seeking Board approval. The Committee shall keep the Company’s Chief Financial Officer advised as to the general range of anticipated expenses for outside consultants.

26.	The Committee shall have the authority to conduct or authorize investigations into or studies of any matters within the Committee’s scope of responsibilities.

Exhibit D to Shareholders Agreement

Structure and Operations

By the affirmative vote of at least five members of the Board, the Board shall designate one member of the Committee to act as its chairman. The chairman, with input from the other Committee members and, where appropriate, management, shall set and distribute agendas and background materials for each Committee meeting. Except as expressly provided in this Charter, the Company’s Bye-laws or the Company’s corporate governance guidelines, or as required by law, regulation or NYSE listing requirements, the Committee shall set its own rules of procedure.

The Committee may request that any directors, officers or other employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. Attendance by any directors who are not members of the Committee shall be on a non-voting basis. The Committee may exclude from its meetings anyone the Committee deems appropriate.

The Committee shall maintain minutes or other records of its meetings and shall give regular reports to the Board on these meetings and such other matters as required by this Charter or as the Board shall from to time specify. Reports to the Board may take the form of oral reports by the chairman of the Committee or any other Committee member designated by the Committee to give such report.

Amendment of this Charter

Any amendment to this Charter must be approved by the affirmative vote of at least six members of the Board.

Availability

This Charter will be made available on the Company’s website at www.    .com.

Exhibit D to Shareholders Agreement